UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Genuine Parts Company

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GENUINE PARTS COMPANY

2999 Wildwood Parkway

Atlanta, Georgia 30339

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF GENUINE PARTS COMPANY:

The 2020 Annual Meeting of Shareholders of Genuine Parts Company, a Georgia corporation, will be held at the Company’s headquarters, 2999 Wildwood Parkway, Atlanta, Georgia 30339, on Monday, the 27th day of April 2020, at 10:00 a.m., to vote on the following:

	Board Recommends	See Page

Management Proposals

Election of 12 Directors	FOR each nominee	3

Advisory Vote to Approve Named Executive Officer Compensation (“say-on-pay vote”)	FOR	50

Ratification of the Selection of Ernst & Young LLP as Our Independent Auditor for Fiscal Year 2020	FOR	52

Shareholder Proposal

Human Capital Management Disclosures	AGAINST	55

Information relevant to these matters is set forth in the attached proxy statement. Only holders of record of the Company’s common stock at the close of business on February 18, 2020 will be entitled to vote at the meeting.

The Proxy Statement and the Annual Report to Shareholders are available at http://www.proxydocs.com/gpc

By Order of the Board of Directors,

Atlanta, Georgia March 3, 2020
JENNIFER L. ELLIS
Vice President - Compliance &
Corporate Secretary

HOW TO VOTE

ANNUAL MEETING — APRIL 27, 2020

This proxy statement is being furnished to the shareholders of Genuine Parts Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Company’s 2020 Annual Meeting of Shareholders to be held on Monday, April 27, 2020, at 10:00 a.m. local time and at any reconvened meeting following any adjournment thereof. The Annual Meeting will be held at the Company’s headquarters, 2999 Wildwood Parkway, Atlanta, Georgia 30339.

This proxy statement and the accompanying proxy card are first being mailed to shareholders and made available on our website on or about March 3, 2020. The Company’s 2019 annual report to the shareholders, including consolidated financial statements for the year ended December 31, 2019, is enclosed.

VOTING

Shareholders of record can simplify their voting and reduce the Company’s costs by voting their shares via telephone or the Internet. Instructions for voting via telephone or the Internet are set forth on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures enable shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. If your shares are held in the name of a bank or broker (in “street name”), the availability of telephone and Internet voting will depend on the voting processes of the applicable bank or broker; therefore, it is recommended that you follow the voting instructions on the form you receive from your bank or broker. If you do not choose to vote by telephone or the Internet, please mark your choices on the enclosed proxy card and then date, sign and return the proxy card at your earliest opportunity.

All proxies properly voted by telephone or the Internet and all properly executed written proxy cards that are delivered to the Company (and not later revoked) will be voted in accordance with instructions given in the proxy. When voting on the election of directors, you may (1) vote FOR all nominees listed in this proxy statement, (2) WITHHOLD AUTHORITY to vote for all nominees, or (3) WITHHOLD AUTHORITY to vote for one or more nominees but vote FOR the other nominees. When voting on the approval of the compensation of the Company’s named executive officers and the ratification of the selection of independent auditors, you may vote FOR or AGAINST the proposal or you may ABSTAIN from voting. When voting on the shareholder proposal (if properly presented), you may vote FOR or AGAINST the proposal or you may ABSTAIN from voting.

If a signed proxy card is received which does not specify a vote or an abstention, the shares represented by that proxy card will be voted FOR all nominees to the Board of Directors listed in this proxy statement, FOR the proposal to approve the compensation of the Company’s named executive officers, FOR the ratification of the selection of independent auditors for the fiscal year ending December 31, 2020, and AGAINST the shareholder proposal. The Company is not aware, as of the date hereof, of any matters to be voted upon at the Annual Meeting other than those stated in this proxy statement and the accompanying Notice of 2020 Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy card gives discretionary authority to the persons named as proxies to vote the shares represented thereby in their discretion.

If you hold your shares in street name and you do not instruct your bank or brokerage firm in accordance with their directions how to vote your shares prior to the date of the Annual Meeting, your bank or brokerage firm cannot vote your shares (referred to as “broker non-votes”) on the following proposals: “Proposal 1 — Election of Directors,” “Proposal 2 — Advisory Vote on Executive Compensation,” or “Proposal 4 — Human Capital Management Disclosures,” and such shares will be considered “broker non-votes” and will not affect the outcome of these votes. However, your bank or brokerage firm may vote your shares in its discretion on “Proposal 3 — Ratification of Selection of Independent Auditors” if you do not provide voting instructions.

A shareholder of record who submits a proxy pursuant to this solicitation may revoke it at any time prior to its exercise at the Annual Meeting. Such revocation may be by delivery of written notice to the Corporate Secretary of the Company at the Company’s address shown above, by delivery of a proxy bearing a later date (including a later vote by telephone or the Internet), or by voting in person at the Annual Meeting. Street name holders may revoke their proxies prior to the Annual Meeting by following the procedures specified by their bank or brokerage firm.

Only holders of record of the Company’s common stock at the close of business on the record date for the Annual Meeting, which is February 18, 2020, are entitled to vote at the Annual Meeting. Persons who hold

2020 Proxy Statement	1

Voting

shares of common stock in street name as of the record date may vote at the Annual Meeting only if they hold a valid proxy from their bank or brokerage firm. At the close of business on February 18, 2020, the Company had 145,381,623 shares of common stock outstanding and entitled to vote at the Annual Meeting.

On each proposal presented for a vote at the Annual Meeting, each shareholder is entitled to one vote per share of common stock held as of the record date. A quorum for the purposes of all matters to be voted on shall consist of shareholders representing, in person or by proxy, a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting. Shares represented at the Annual Meeting that are abstained or withheld from voting and broker non-votes will be considered present for purposes of determining a quorum at the Annual Meeting. If less than a majority of the outstanding shares of common stock are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place to allow for the solicitation of additional proxies or other measures to obtain a quorum.

The vote required for (1) the election of directors, (2) the advisory vote on executive compensation, (3) the ratification of the selection of independent auditors, and (4) the vote on human capital management disclosures is the affirmative vote of a majority of the shares of common stock outstanding and entitled to vote on such proposal which are represented at the Annual Meeting. Because votes withheld and abstentions will be considered as present and entitled to vote at the Annual Meeting but will not be voted “for” these proposals, they will have the same effect as votes “against” these proposals.

Although the advisory vote on executive compensation is non-binding as provided by law, the Company’s Board of Directors will review the results of the vote and take it into consideration when making future determinations concerning executive compensation.

2	2020 Proxy Statement

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of twelve directors. Mr. Tom Gallagher has reached the mandatory retirement age for Board members and therefore will not stand for re-election at the 2020 Annual Meeting. The Board has approved the recommendation of its Compensation, Nominating and Governance Committee to nominate the twelve nominees named below, which includes a new nominee, Mr. Jean Jacques Lafont, who is nominated to fill Mr. Gallagher’s vacancy, and each of whom will serve as directors until the 2020 Annual Meeting and the election and qualification of their successors.

In the event that any nominee is unable to serve (which is not anticipated), the Board of Directors may:

•	designate a substitute nominee, in which case the persons designated as proxies will cast votes for the election of such substitute nominee;

•	allow the vacancy to remain open until a suitable candidate is located and nominated; or

•	adopt a resolution to decrease the size of the Board.

If any incumbent director nominee in an uncontested election should fail to receive the required affirmative vote of the holders of a majority of the shares entitled to vote which are represented at the Annual Meeting, under Georgia law, the director remains in office as a “holdover” director until his or her successor is elected and qualified or until his or her earlier resignation, retirement, disqualification, removal from office or death. In the event of a holdover director, the Board of Directors in its discretion may request the director to resign from the Board. If the director resigns, the Board of Directors may:

•	immediately fill the resulting vacancy;

•	allow the vacancy to remain open until a suitable candidate is located and appointed; or

•	adopt a resolution to decrease the size of the Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES.

Set forth below is certain information about each of the twelve nominees for director, including the experience, qualifications, attributes and skills that our Board believes makes them well qualified to serve as directors. Information about our director independence requirements, our director nominating process, our board leadership structure, a Board Matrix, and other corporate governance matters can be found in the “Corporate Governance” section.

2020 Proxy Statement	3

Proposal 1    Election of Directors

NOMINEES FOR DIRECTOR

Elizabeth W. Camp • Director Since 2015 • Independent Director • Audit Committee • Financial Expert • Age 68

Background

Elizabeth W. Camp is President and Chief Executive Officer of DF Management, Inc., a private investment and commercial real estate management company, a position she has held since 2000. Previously, Ms. Camp served in various capacities, including President and Chief Executive Officer of Camp Oil Company for 16 years. Ms. Camp serves as lead director of Synovus Financial Corp. and is Chair of its Compensation Committee and former Chair of its Audit Committee.

Qualifications

Ms. Camp has over 30 years of leadership experience in various executive roles, most recently as President and Chief Executive Officer of an investment and commercial real estate management company. Ms. Camp also currently serves as lead independent director at Synovus Financial Corp. where she has chaired its Audit Committee and is current Chair of its Compensation Committee. While Chair of the Synovus Audit Committee, Ms. Camp was responsible for ensuring the bank was in compliance with all of the various banking regulations that had recently been enacted in response to the 2008 recession. Her leadership and experience in this complex area was paramount to Synovus’s success at such a crucial time for the banking industry. Her previous experience as a tax attorney at large accounting and law firms in the Washington D.C. area also benefits the Company in the financial, accounting, tax, and legal areas. Ms. Camp’s background as an executive officer and director and her expertise in accounting, tax and legal matters have provided expertise in management, governance, and auditing, as well as leadership skills to our Board and Audit Committee.

Richard Cox, Jr. • Director Since 2020 • Independent Director • Audit Committee • Age 51

Background

Mr. Cox is Chief Information Officer for Cox Enterprises and has been in this role since 2019. Mr. Cox joined Cox Automotive, a subsidiary of Cox Enterprises, in 2013, where he held several leadership positions including Vice President of Client Performance and Vice President of Business Operations and Customer Care. In 2018, the Mayor of Atlanta requested Cox Enterprises to allow Mr. Cox to serve as the city’s Chief Operating Officer as an executive on-loan. For 15 months, Mr. Cox provided executive oversight and directed internal operations for the city’s departments and agencies. Prior to joining Cox Automotive, Mr. Cox was CEO and President of Jones International University and prior to that, he served as Vice President of Customer Experience at Orbitz Worldwide, a leading online travel company. Mr. Cox began his career at Worldspan, a travel technology and content provider, and held several positions during his 11-year tenure at Worldspan.

Qualifications

Mr. Cox has over two decades of experience in technology and business operations. His experience at Cox Automotive, Orbitz, and Worldspan in a variety of leadership roles are highly valuable to the Company. During Mr. Cox’s tenure as the city of Atlanta’s COO, he led the city through the largest cyber attack of a U.S. municipality and successfully implemented the largest- ever citywide shift to the cloud. Mr. Cox’s understanding of cyber and IT risk will be instrumental to his role as a member of the Audit Committee. His significant experience in information technology, the automotive business, and his expertise in strategy, operations, analytics, business intelligence, security and technical services makes him a valuable addition to our board.

4	2020 Proxy Statement

Proposal 1    Election of Directors

Paul D. Donahue — Chairman • Director Since 2012 • Executive Committee • Age 63

Background

Paul D. Donahue is Chairman and Chief Executive Officer of the Company. In April of 2019 the Board of Directors appointed him as Chairman, in May of 2016, he was named Chief Executive Officer, and in January of 2012 he was named President of the Company. He served as President of the Company’s U.S. Automotive Parts Group from July, 2009 to February 1, 2016. Mr. Donahue served as Executive Vice President of the Company from August 2007 until his appointment as President. In addition, between 2004 and 2007, Mr. Donahue served as President and Chief Operating Officer of S. P. Richards Company, a wholly-owned subsidiary of the Company. Mr. Donahue is a Director of Truist Financial Corporation, and was formerly a Director of SunTrust prior to its merger with BB&T (now Truist). Mr. Donahue serves as a member of the Truist Compensation and Human Capital Committee and the Nominating and Governance Committee.

Qualifications

Mr. Donahue has sixteen years of successful operating and management experience with the Company, which has included extensive involvement with numerous operating divisions within the Company. Prior to joining the Company, Mr. Donahue spent 24 years with a publicly traded consumer products manufacturer, ten of which were in their office products division. While there, he successfully held a number of sales, marketing, operations and executive positions. Mr. Donahue’s proven leadership and experience have contributed to the success of the Company and are beneficial to our Board. His experience and knowledge gained from his service on the Truist Board and Committees also brings great value to our Board.

Gary P. Fayard • Director Since 2014 • Independent Director • Audit Committee • Financial Expert • Age 67

Background

Gary P. Fayard was Executive Vice President and Chief Financial Officer of the Coca-Cola Company from 2003 until his retirement in May, 2014. Mr. Fayard joined the Coca-Cola Company in 1994 as Vice President and Controller. He was promoted to the role of Senior Vice President and Chief Financial Officer in 1999. He has served as a director on numerous for-profit and not-for-profit boards, including service on the Coca-Cola Enterprises, Inc. board from 2001 until 2009, service on the Coca-Cola FEMSA board from 2003 to 2016, and currently serves on the board of directors of Monster Beverage Corporation and is a member of its Audit Committee.

Qualifications

Mr. Fayard brings to the Board a wealth of financial, accounting, and auditing knowledge as the former CFO of one of America’s largest corporations. Additionally, as a Director and Audit Committee member on numerous for-profit and not-for-profit boards, he has had direct exposure to a wide variety of businesses and industries. He is also a former partner at a major public accounting firm. Mr. Fayard’s financial background and broad business exposure make him a significant contributor to our Board and Audit Committee.

2020 Proxy Statement	5

Proposal 1    Election of Directors

P. Russell Hardin • Director Since 2017 • Independent Director • Compensation, Nominating and Governance Committee • Age 63

Background

P. Russell Hardin is President of the Robert W. Woodruff Foundation, the Joseph B. Whitehead Foundation, the Lettie Pate Evans Foundation and the Lettie Pate Whitehead Foundation. These foundations manage approximately $11 billion in assets and distribute approximately $400 million in grants each year, which support Georgia’s institutions in the areas of education, health, human welfare, the environment, community and economic development, philanthropy and volunteerism, and the arts. Mr. Hardin joined the Foundation’s staff in 1988 and was named President in 2006. Prior to his work at the Foundation, Mr. Hardin practiced law with the Atlanta firm of King & Spalding.

Qualifications

Mr. Hardin offers the Board extensive experience in the areas of finance, philanthropy, governance, and law. Mr. Hardin’s leadership at the Robert W. Woodruff Foundation and other related foundations, as well as his service as trustee of Northwestern Mutual Life Insurance and a director on the SunTrust Bank Atlanta Advisory Council bring financial, governance and management expertise that contribute to both the Board and the Compensation, Nominating, and Governance Committee.

John R. Holder • Director Since 2011 • Independent Director • Compensation, Nominating and Governance Committee • Age 65

Background

John R. Holder is Chairman and Chief Executive Officer of Holder Properties, a commercial and residential real estate development, leasing, and management company based in Atlanta. Mr. Holder has held the position of Chairman since 1989 and Chief Executive Officer since 1980. He is also a director of Oxford Industries, Inc. and is a member of its Audit Committee.

Qualifications

Mr. Holder brings to the Board his strategic leadership in the growth of Holder Properties, which has been involved in the development of over 100 commercial buildings valued in excess of $2.5 billion, as well as his extensive involvement in the areas of financial and marketing management. His service as the Chairman and CEO of Holder Properties, together with various board affiliations, including as director and Audit Committee member of publicly traded Oxford, Industries, Inc., an apparel company, have given him leadership experience, business acumen and financial literacy that is beneficial to our Board and Compensation, Nominating and Governance Committee.

6	2020 Proxy Statement

Proposal 1    Election of Directors

Donna W. Hyland • Director Since 2015 • Independent Director • Audit Committee • Financial Expert • Age 59

Background

Donna W. Hyland is President and Chief Executive Officer of Children’s Healthcare of Atlanta and has served in that role since June 2008. Prior to that role, she was the Chief Operating Officer of Children’s Healthcare of Atlanta from January 2003 to May 2008 and the Chief Financial Officer from February 1998 to December 2002. She serves as a director of Cousins Properties, Inc. and serves as Chair of its Audit Committee and as a member of its Compensation, Succession, Nominating, and Governance Committee.

Qualifications

Ms. Hyland offers our board extensive knowledge of the health care industry as President and Chief Executive Officer of Children’s Healthcare of Atlanta. Her previous experience as COO and CFO of Children’s, as well as her experience on many non-profit boards brings a wide range of business and accounting experience to our board. Ms. Hyland also serves as a director at Cousins Properties, Inc., a publicly traded real estate company, and additionally serves as Chair and a financial expert on the Cousins’ Audit Committee and as a member of its Compensation, Succession, Nominating, and Governance Committee. Ms. Hyland’s service as a financial expert on a public company audit committee provides a wealth of experience that she has brought to our Board and Audit Committee.

John D. Johns • Director Since 2002 • Independent Director (Lead) • Executive Committee • Compensation, Nominating and Governance Committee (Chair) • Age 68

Background

John D. Johns is Chairman of DLI North America Inc., the North American regional headquarters for Dai-ichi Life Holdings. Dai-ichi Life is a global life insurance group headquartered in Tokyo, Japan. Its principal U.S. operation is Protective Life Corporation in Birmingham, Alabama. He served as CEO of Protective from 2002 to 2017 and as Executive Chairman through 2019. Prior to joining Protective in 1993, Mr. Johns was General Counsel of Sonat Inc. (a diversified energy company) and a partner at the law firm, Maynard, Cooper and Gale.

Qualifications

Mr. Johns brings experience in running every aspect of a large life insurance company, including his positions as Chairman and CEO as well as previous experience as COO, CFO, and also as a lawyer in private practice and General Counsel of a large publicly-traded energy company. Mr. Johns also serves as a director of The Southern Company, a utility holding company, and is Chairman of its Compensation and Management Succession Committee. Mr. Johns is also on the board of Regions Financial Corporation, a bank holding company, where he serves as Chair of its Risk Committee. He brings a wealth of diverse experience to our Board as its lead independent director, and as a member of the Executive Committee, as well as Chair of our Compensation, Nominating, and Governance Committee.

2020 Proxy Statement	7

Proposal 1    Election of Directors

Jean-Jacques Lafont • Nominee for Director • Age 60

Background

Jean-Jacques Lafont is the Co-Founder and Executive Chairman of Alliance Automotive Group, an entity that was acquired by the Company in 2017. Prior to his current role as Executive Chairman, Mr. Lafont was Chief Executive Officer of Alliance Automotive Group. Mr. Lafont co-founded Alliance Automotive Group in 1991 and spent 30 years building that business from the ground up. Prior to founding Alliance Automotive Group, Mr. Lafont spent six years working for Hewlett Packard Europe in various management roles.

Qualifications

Mr. Lafont is an industry veteran having spent over thirty years in the automotive after-market industry. Mr. Lafont has a deep understanding of the sales, operations, finance, strategic planning, and global sourcing aspects of the automotive after-market landscape in Europe and will be highly beneficial to the strategic planning function of the Board, especially as it relates to the global automotive business. Mr. Lafont is also Non-Executive Chairman of the Supervisory Board of BME, a leading European building materials, sanitary and plumbing products distributor recently acquired by Blackstone.

Robert C. “Robin” Loudermilk, Jr. • Director Since 2010 • Independent Director • Audit Committee • Age 60

Background

Robert C. “Robin” Loudermilk, Jr. is President and Chief Executive Officer of The Loudermilk Companies, LLC, a real estate management company, a position he has held since January 1, 2012. Previously he served as President of Aaron’s Inc., a furniture, electronics and home appliance retailer from 1997 through November 2011 and as Chief Executive Officer of Aaron’s Inc. from 2008 through November 2011. He also served in various other positions at Aaron’s Inc., including service as the Chief Operating Officer from 1997 until 2008. Mr. Loudermilk also previously served as a director of Aaron’s Inc.

Qualifications

Mr. Loudermilk offers extensive knowledge of the real estate industry, as founder and CEO of a real estate management company in Atlanta. He also has over 25 years of experience working with a public company in various positions, including CEO, and over 10 years as an experienced senior executive. Mr. Loudermilk’s operational, financial and management expertise and expansive knowledge of a multi-store retail business are a significant contribution to the Board and Audit Committee.

Wendy B. Needham • Director Since 2003 • Independent Director • Executive Committee • Audit Committee (Chair) • Financial Expert • Age 67

Background

Wendy B. Needham was Managing Director, Global Automotive Research for Credit Suisse First Boston, an investment banking firm, from August 2000 to June 2003, and a Principal, Automotive Research, for Donaldson, Lufkin and Jenrette from 1994 to 2000. Ms. Needham previously served as a director of Asahi Tec.

Qualifications

Ms. Needham offers extensive knowledge and understanding of the U.S. and international auto industries as a former managing director of global automotive research at a world-wide financial services company. Throughout her career she has analyzed the financial performance and strategies of public companies in the global auto industry and brings this experience to bear as the Chair of the Company’s Audit Committee and member of the Executive Committee.

8	2020 Proxy Statement

Proposal 1    Election of Directors

E. Jenner Wood, III • Director Since 2014 • Independent Director • Audit Committee • Financial Expert • Compensation, Nominating and Governance Committee • Age 68

Background

E. Jenner Wood, III was Corporate Executive Vice President of SunTrust Banks, Inc. until his retirement in December of 2016. He was Chairman, President and Chief Executive Officer of the Atlanta Division of SunTrust Bank from April 2014 to October 2015 and served as a Corporate Executive Vice President of SunTrust Banks, Inc. from 2005 through his retirement in December of 2016. Mr. Wood served as Chairman, President and Chief Executive Officer of the Georgia/North Florida Division of SunTrust Bank from 2013 through March 2014 and as Chairman, President and Chief Executive Officer of the Atlanta/Georgia Division of SunTrust Bank from 2010 to 2013. Mr. Wood previously served as President, Chairman and Chief Executive Officer of SunTrust Bank Group from 2002 to 2010. Mr. Wood is a member of the Board of Directors and Audit Committee of The Southern Company and also serves as lead independent director of Oxford Industries and also is a member of its Nominating, Compensation, and Governance Committee. Mr. Wood also serves as the Chairman of the Robert W. Woodruff Foundation, the Joseph B. Whitehead Foundation, the Lettie Pate Evans Foundation and the Jesse Parker Williams Foundation, and also serves as a Trustee of the Sartain Lanier Family Foundation and Emory University.

Qualifications

Mr. Wood’s professional career includes over 20 years in executive management positions with SunTrust Banks, Inc. and its various affiliates and 40 years of experience in the areas of banking and investment management generally. Mr. Wood has served as a director on the Board of Southern Company since 2012, currently serves on its Audit Committee, and serves as the lead independent director at Oxford Industries, Inc. and also sits on its Nominating, Compensation, and Governance Committee. Mr. Wood’s insights with respect to financial issues and the financial services industry, including the retail and business aspects of banking operations, together with his extensive experience on the boards of directors and committees of public and private companies, make him a valuable asset to our Board, our Audit Committee, and our Compensation, Nominating, and Governance Committee.

2020 Proxy Statement	9

Proposal 1    Election of Directors

Board Matrix

EXPERIENCE
Finance/Accounting	●			●	●		●				●	●
Distribution/Supply Chain	●		●						●
Automotive		●	●						●		●
Government/Regulatory	●	●			●		●	●				●
Legal	●				●			●
CEO/Leadership	●	●	●	●	●	●	●	●	●	●		●
Technology		●
International			●	●					●
Public Co. Board(s)	●		●	●		●	●	●				●
Independent	●	●		●	●	●	●	●		●	●	●

TENURE/AGE/GENDER/DIVERSITY
Years on the Board	5	0	8	6	3	9	5	18	0	10	17	6
Age	67	51	62	67	62	64	58	67	59	59	66	67
Gender	F	M	M	M	M	M	F	M	M	M	F	M
Gender/Race/Ethnicity/Nationality	●	●					●		●		●

10	2020 Proxy Statement

CORPORATE GOVERNANCE

Independent Directors

The Company’s common stock is listed on the New York Stock Exchange under the symbol “GPC.” The NYSE requires that a majority of the directors, and all of the members of certain committees of the board of directors be “independent directors,” as defined in the NYSE corporate governance standards. Generally, a director does not qualify as an independent director if the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company. The Board has affirmatively determined that ten of the Company’s twelve current directors and ten of the twelve director nominees have no direct or indirect relationships with the Company and therefore are independent directors according to the NYSE corporate governance standards and an analysis of all facts specific to each director.

The independent directors and nominees are: Elizabeth W. Camp, Richard Cox, Jr., Gary P. Fayard, P. Russell Hardin, John R. Holder, Donna W. Hyland, John D. Johns, Robert C. “Robin” Loudermilk, Wendy B. Needham, and E. Jenner Wood.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that give effect to the NYSE’s requirements related to corporate governance and various other corporate governance matters. The Company’s Corporate Governance Guidelines, as well as the charters of the Compensation, Nominating and Governance Committee and the Audit Committee, are available on the Company’s website at www.genpt.com.

Non-Management Director Meetings and Presiding Independent Director

Pursuant to the Company’s Corporate Governance Guidelines, the Company’s non-management directors meet separately from the other directors in regularly scheduled executive sessions at least annually and at such other times as may be scheduled by the Chairman of the Board or by the presiding independent director or as may be requested by any non-management director.

The independent directors serving on the Company’s Board of Directors appointed John D. Johns to serve as the Board’s presiding independent director effective in April 2017. As the presiding independent director, Mr. Johns presides at all meetings of non-management and independent directors and serves as a liaison between the Chief Executive Officer and the non-management and independent directors. During 2019, the independent directors held four meetings without management present. Mr. Johns presided over all of these meetings.

Board Leadership Structure

The Company’s Corporate Governance Guidelines allow the independent directors flexibility to split up or combine the roles of Chairman and CEO. The directors annually review the Board’s leadership structure to determine the structure that is in the best interests of the Company and its shareholders. In April of 2019, the Board appointed Mr. Donahue, the Company’s Chief Executive Officer to serve as Chairman of the Board. In his position as CEO, Mr. Donahue has primary responsibility for the day-to-day operations of the Company and provides consistent leadership on the Company’s key strategic objectives. In his role as Chairman of the Board, he sets the strategic priorities for the Board (with input from the presiding independent director), presides over its meetings and communicates its strategic findings and guidance to management. The Board believes that the combination of these two roles provides more consistent communication and coordination throughout the organization, which results in a more effective and efficient implementation of corporate strategy. The Board believes that this leadership structure — a combined Chairman of the Board and Chief Executive Officer — is the most effective structure for the Company at this time and is instrumental in unifying the Company’s strategy behind a single vision. In addition, the deep involvement of the CEO in every aspect of the business allows him the opportunity to identify risks the Company may be facing and, in his role as Chairman, is able to facilitate the Board’s oversight of such risks. The Board believes that this leadership structure is currently the most effective structure for the Company and is in the best interests of its shareholders.

As noted earlier, the independent directors have appointed a presiding independent director, which provides balance to the Board’s structure. With a supermajority of independent directors, an Audit Committee and a Compensation, Nominating and Governance Committee each comprised entirely of independent directors, and a

2020 Proxy Statement	11

Corporate Governance

presiding independent director to oversee all meetings of the non-management directors, the Company’s Board of Directors is comfortable that its current leadership structure provides for an appropriate balance that best serves the Company and its shareholders. The Board of Directors periodically reviews its leadership structure to ensure that it remains the optimal structure for the Company.

Director Nominating Process

Shareholders may recommend a director nominee by writing to the Corporate Secretary specifying the nominee’s name and the other required information as set forth in the Company’s By-laws. The By-laws require, among other things, that the shareholder making the nomination: (1) notify us in writing no later than the close of business on the 90th day and no earlier than the close of business on the 120th day prior to the first anniversary of the date of the Company’s notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting; (2) include certain information about the nominee, including his or her name, occupation and Company share ownership; (3) include certain information about the shareholder proponent and the beneficial owner, if any on whose behalf the nomination is made, including such person or entity’s name, address, Company share ownership and certain other information regarding the relationship between the shareholder and beneficial owner, if applicable, and any derivative or hedging positions in Company securities; and (4) update the required information as of the record date and after any subsequent change. The notice must comply with all requirements of the By-laws and, if the nomination is to be included in next year’s proxy statement, the requirements of Exchange Act Rule 14a-8 and must be timely received by the Corporate Secretary at Genuine Parts Company, 2999 Wildwood Parkway, Atlanta, Georgia 30339.

The Company’s By-laws provide that whenever the Board of Directors solicits proxies with respect to the election of directors at an annual meeting of shareholders, subject to certain requirements, a shareholder, or a group of up to 20 shareholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years can require the Company to include in its proxy materials for such annual meeting director nominations for up to the greater of (i) 20% of the number of directors up for election, rounding down to nearest whole number, or (ii) two directors. Shareholder requests to include shareholder nominees in the Company’s proxy materials for the 2021 annual meeting of shareholders must be received by the Corporate Secretary no earlier than October 4, 2020 and no later than November 3, 2020 and must satisfy the requirements specified in the Company’s By-laws.

The Company’s Board of Directors has established the following process for the identification and selection of candidates for director. The Compensation, Nominating and Governance Committee, in consultation with the Chairman of the Board, annually reviews the appropriate experience, skills, background and characteristics required of Board members in the context of the current membership of the Board to determine whether the Board would better be enhanced by the addition of one or more directors. This review includes, among other relevant factors in the context of the perceived needs of the Board at that time, issues of experience, reputation, background, judgment, diversity and skills. With regard to diversity, the Board and the Compensation, Nominating and Governance Committee believe that sound governance of the Company in an increasingly complex international marketplace requires a wide range of viewpoints. As a result, to ensure the Board benefits from diverse perspectives, in any formal search for board candidates the Board shall consider candidates who reflect diverse backgrounds, including diversity of gender and race and/or ethnicity, and in cases where a search firm is retained by the Committee, the Committee will direct the search firm to include in its initial slate of candidates qualified candidates who reflect diverse backgrounds, including diversity of gender and race and/or ethnicity.

If the Compensation, Nominating and Governance Committee determines that adding a new director is advisable, the Committee initiates a search, working with other directors, management and, if it deems appropriate or necessary, a search firm retained to assist in the search. If a search firm is retained, the Committee will require that the slate of candidates presented must include gender and racially/ethnically diverse candidates. The Compensation, Nominating and Governance Committee considers all appropriate candidates proposed by management, directors and shareholders. Information regarding potential candidates is presented to the Compensation, Nominating and Governance Committee, and the Committee evaluates the candidates based on the needs of the Board at that time. Potential candidates are evaluated according to the same criteria, regardless of whether the candidate was recommended by shareholders, the Compensation, Nominating and Governance Committee, another director, Company management, a search firm or another third party. The

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Compensation, Nominating and Governance Committee then submits any recommended candidate(s) to the full Board of Directors for approval and recommendation to the shareholders for approval at the Company’s annual meeting of shareholders.

The Company’s Board of Directors is comprised of individuals with diverse experience at policy-making levels in a variety of businesses, as well as in non-profit organizations, in areas that are relevant to the Company’s activities. Each director was nominated on the basis of the unique experience, background, qualifications, attributes and skills that he or she brings to the Board, as well as how those factors blend with those of the others on the Board as a whole.

Talent Development and Succession Planning

Developing our people and sustaining our culture are important priorities for our Company. We promote a diverse, inclusive, and innovative culture that encourages and embraces change, diverse ideas, and perspectives. To support these priorities, training, talent development and succession planning is discussed regularly by management and the Compensation, Nominating, and Governance Committee. This Committee oversees the development and implementation of succession plans for the senior management team. The process includes the CEO and Executive Vice President and Chief Human Resources Officer undertaking a full review of performance and development of senior leaders across the organization, and they then present and discuss with the Compensation, Nominating, and Governance Committee their evaluations and recommendations for senior management development and succession on a regular basis. The Compensation, Nominating and Governance Committee also assists the Board with oversight of CEO succession planning. The CEO and the Executive Vice President and Chief Human Resources Officer regularly update the Compensation, Nominating, and Governance Committee on plans for CEO succession, and the topic is discussed regularly during the executive session of Compensation, Nominating, and Governance Committee meetings. While internal candidates are always being trained and developed for potential succession into the CEO role, it is the Company and the Board’s policy, that if an external search firm is ever used for assistance with CEO succession planning, the Committee and/or Board will instruct the search firm to include in its initial slate of candidates qualified people who reflect diverse backgrounds, including diversity of gender and race and/or ethnicity.

Communications with the Board

The Company’s Corporate Governance Guidelines provide for a process by which shareholders or other interested parties may communicate with the Board, a Board committee, the presiding independent director, the non-management directors as a group, or individual directors. Shareholders or other interested parties who wish to communicate with the Board, a Board committee or any such other individual director or directors may do so by sending written communications addressed to the Board of Directors, a Board committee or such individual director or directors, c/o Corporate Secretary, Genuine Parts Company, 2999 Wildwood Parkway, Atlanta, Georgia 30339. This information is also available on the Company’s website at www.genpt.com. All communications will be compiled by the Secretary of the Company and forwarded to the members of the Board to whom the communication is directed or, if the communication is not directed to any particular member(s) of the Board, the communication shall be forwarded to all members of the Board of Directors.

Annual Performance Evaluations

The Board recognizes that a robust and constructive evaluation process is an essential part of good corporate governance and Board effectiveness. The Company’s Corporate Governance Guidelines provide that the Board of Directors shall conduct an annual evaluation to determine, among other matters, whether the Board and the Committees are functioning effectively. The Audit Committee and the Compensation, Nominating and Governance Committee are also required to each conduct an annual self-evaluation. The Compensation, Nominating and Governance Committee is responsible for overseeing this self-evaluation process. Through the performance evaluations, directors review the Board’s and Committees’ performances, including areas where the Board and Committees feel they function effectively, and importantly, areas where the Board and Committees believe they can improve. Evaluation results requiring additional consideration are addressed at subsequent Board and Committee meetings.

The Board, Audit Committee, and Compensation, Nominating and Governance Committee each conducted an annual self-evaluation process during 2019, and feedback from the process was reported to and discussed by the

2020 Proxy Statement	13

Corporate Governance

Board. Changes to processes and procedures of the Board and Committees based on such feedback were implemented and are monitored in future evaluations.

Board Oversight of Risk

The Company’s Board of Directors recognizes that, although risk management is primarily the responsibility of the Company’s management team, the Board plays a critical role in the oversight of risk. The Board believes that an important part of its responsibilities is to assess the major risks the Company faces and review the Company’s options for monitoring and controlling these risks. The Board assumes responsibility for the Company’s overall risk assessment.

The Board as a whole examines specific business risks in its regular reviews of the individual business units and also on a Company-wide basis as part of its regular strategic reviews. In addition to periodic reports from two committees (discussed below) about risks, the Board receives presentations throughout the year from various business units that include discussion of significant risks specific to such business unit as necessary. Periodically, at Board meetings, management discusses matters of particular importance or concern, including any significant areas of risk requiring Board attention.

The Audit Committee has specific responsibility for oversight of risks associated with financial accounting and audits, internal control over financial reporting, and information technology/cyber security risk. The Audit Committee monitors and reviews applicable enterprise risks identified as part of the Company’s enterprise risk management program, including the Company’s risk assessment and management policies, the Company’s major financial risk exposure and cyber and information security exposure and the steps taken by management to monitor and mitigate such exposure. The Audit Committee receives updates at every Committee meeting specific to the Company’s cyber security program and IT security risk, and the Board receives periodic updates from the Audit Committee Chair on cyber security and IT security risk and also receives an update directly from the Chief Information Officer and Chief Information Security Officer at least once per year.

The Compensation, Nominating and Governance Committee oversees the risks relating to the Company’s compensation policies and practices as well as management development and leadership succession in the Company’s various business units.

The Compensation, Nominating and Governance Committee annually reviews with management the design and operation of the Company’s incentive compensation arrangements for all employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the Company. In advance of such review, the Company identifies internal and external factors that comprise the Company’s primary business risks, and management compiles an inventory of incentive compensation arrangements, which are then summarized for the Compensation, Nominating and Governance Committee and reviewed for the purpose of identifying any aspects of such programs that might encourage behaviors that could exacerbate the identified business risks.

In conducting this assessment for 2019, the Compensation, Nominating and Governance Committee considered the performance objectives and target levels used in connection with these incentive awards and also the features of the Company’s compensation program that are designed to mitigate compensation-related risk. Based on such assessment, the Compensation, Nominating and Governance Committee concluded that the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

Code of Conduct and Ethics

The Board of Directors has adopted a Code of Conduct for Employees, Contract and/or Temporary Workers, and Directors and a Code of Conduct for Senior Financial Officers, both of which are available on the Company’s website at www.genpt.com. These Codes of Conduct comply with NYSE and Securities and Exchange Commission (the “SEC”) requirements, including procedures for the confidential, anonymous submission by employees or others of any complaints or concerns about the Company or its accounting, internal accounting controls or auditing matters. The Company will post any amendments to or waivers from the Code of Conduct (to the extent applicable to the Company’s executive officers and directors) on its website.

14	2020 Proxy Statement

Corporate Governance

Anti-Hedging Policy

Pursuant to our Insider Trading Policy, our directors, officers and employees are prohibited from purchasing financial instruments, or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company common stock, such as prepaid variable forward contracts, equity swaps, collars, forward sale contracts and exchange funds.

Environmental & Social Sustainability

The Company is committed to operating all aspects of its business with integrity, contributing to our local communities in a multitude of ways, promoting a culture of diversity and inclusion, and using our natural resources thoughtfully and responsibly. In 2018, the Company issued its inaugural Sustainability Report, which provides detailed information on the Company’s environmental and social sustainability initiatives, and in 2019 the Company issued an update to the inaugural report, which describes and illustrates the Company’s continued efforts in these areas. In mid-2020 the Company will publish additional new initiatives and further updates on our activities in the environmental and social responsibility areas. Our Sustainability Reports can be found on the investor page of www.genpt.com.

Board Attendance

The Company’s Corporate Governance Guidelines provide that all directors are expected to attend all meetings of the Board and committees on which they serve and are also expected to attend the Annual Meeting of Shareholders. During 2019, the Board of Directors held five meetings. One director missed one meeting; otherwise, all of the directors attended all of the Board of Director meetings. Two committee members missed one meeting each; otherwise, all committee members attended all of the committee meetings on which they served. All of the Company’s directors attended the Company’s 2019 Annual Meeting.

Board Committees

The Board presently has three standing committees. Information regarding the functions of the Board’s committees, their present membership and the number of meetings held by each committee during 2019 is set forth below:

Executive Committee.    The Executive Committee is authorized, to the extent permitted by law, to act on behalf of the Board of Directors on all matters that may arise between regular meetings of the Board upon which the Board of Directors would be authorized to act. The current members of the Executive Committee are Paul D. Donahue (Chair), Thomas C. Gallagher, John D. Johns and Wendy B. Needham. During 2019, this committee held four meetings.

Audit Committee.    The Audit Committee’s main role is to assist the Board of Directors with oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence and (4) the performance of the Company’s internal audit function and independent auditors. As part of its duties, the Audit Committee assists in the oversight of (a) management’s assessment of, and reporting on, the effectiveness of internal control over financial reporting, (b) the independent auditor’s integrated audit, which includes expressing an opinion on the conformity of the Company’s audited financial statements with United States generally accepted accounting principles, (c) the independent auditor’s audit of the Company’s internal control over financial reporting which includes expressing an opinion on the effectiveness of the Company’s internal control over financial reporting, (d) the Company’s risk assessment and risk management, and (e) the Company’s cyber security program. (See “Board Oversight of Risk” above.) The Audit Committee oversees the Company’s accounting and financial reporting process and has the authority and responsibility for the appointment, retention and oversight of the Company’s independent auditors, including pre-approval of all audit and non-audit services to be performed by the independent auditors. The Audit Committee annually reviews and approves the firm to be engaged as independent auditors for the Company for the next fiscal year, reviews with the independent auditors the plan and results of the audit engagement, reviews the scope and results of the Company’s procedures for internal auditing and monitors the design and maintenance of the Company’s internal accounting controls. Additionally, as noted above, the Audit Committee oversees the Company’s cyber security program and receives updates on IT/cyber risk and mitigation initiatives at every Audit Committee meeting. The Audit Committee Report appears later

2020 Proxy Statement	15

Corporate Governance

in this proxy statement. A current copy of the written charter of the Audit Committee is available on the Company’s website at www.genpt.com.

The current members of the Audit Committee are Wendy B. Needham (Chair), Elizabeth W. Camp, Gary P. Fayard, Donna W. Hyland, Robert C. Loudermilk, Jr. and E. Jenner Wood. All members of the Audit Committee are independent of the Company and management, as required by the NYSE listing standards and SEC requirements. The Board has determined that all members of the Audit Committee meet the financial literacy requirements of the NYSE corporate governance listing standards. During 2019, the Audit Committee held six meetings.

The Board of Directors has determined that Ms. Camp, Mr. Fayard, Ms. Hyland, Ms. Needham, and Mr. Wood meet the requirements adopted by the SEC for qualification as an “audit committee financial expert.” Ms. Camp currently oversees all aspects of business as President and CEO of a private investment and commercial real estate management company. She also has previous experience in accounting, tax, and legal matters as a tax attorney as well as extensive finance and accounting experience as a director for over 10 years of Synovus, serving as former chair of its Audit Committee. Mr. Fayard retired in 2014 as CFO of The Coca-Cola Company, where he held various financial leadership positions since joining the company in 1994. Previous to his role at Coca-Cola, he was a partner at a major public accounting firm. Mr. Fayard brings a wealth of financial, accounting, and auditing knowledge from his finance roles at Coca-Cola. Mr. Fayard also has served as director and audit committee member on numerous for-profit and not-for-profit boards, giving him direct exposure to the finance and accounting of a wide variety of businesses and industries. Ms. Hyland currently acts as the President and CEO of Children’s Healthcare of Atlanta and oversees all functions of the hospital, including its finances. As former CFO of the organization, Ms. Hyland gained significant experience with the details of the finance and accounting areas of the business. Her professional experience as well as her directorship at Cousins Properties and chair of Cousins’ Audit Committee, as well as memberships on many non-profit boards exposed her to a broad spectrum of finance and accounting issues in a variety of businesses and industries. Ms. Needham was formerly Managing Director, Global Automotive Research for Credit Suisse First Boston from August 2000 to June 2003. Prior to that, Ms. Needham was a Principal, Automotive Research for Donaldson, Lufkin & Jenrette for six years. In both of these positions, Ms. Needham actively reviewed financial statements and prepared various financial analyses and evaluations of such financial statements and related business operations. Mr. Wood retired in 2016 as Corporate Executive Vice President of SunTrust Banks, Inc. and prior to that, he held the position of Chairman, President and Chief Executive Officer of the Atlanta Division of SunTrust Bank. Mr. Wood has direct insight and extensive experience with respect to financial issues and the financial services industry.

Compensation, Nominating and Governance Committee.    The Compensation, Nominating and Governance Committee is responsible for (1) determining and evaluating the compensation of the Chief Executive Officer and other executive officers and key employees and approving and monitoring our executive compensation plans, policies, and programs, (2) identifying and evaluating potential nominees for election to the Board and recommending candidates for consideration by the Board and shareholders, (3) developing and recommending to the Board a set of Corporate Governance Guidelines, as well as periodically reevaluating those Corporate Governance Guidelines, (4) overseeing the evaluation of the Board of Directors and management, and (5) developing and advising on succession planning for key executive roles within the Company, including the CEO role. The Committee also periodically reviews and evaluates the risk involved in the Company’s compensation policies and practices and the relationship of such policies and practices to the Company’s overall risk and management of that risk. The Committee has and may exercise the authority of the Board of Directors as specified by the Board and to the extent permitted under the Georgia Business Corporation Code, and the Committee has the authority to delegate its duties and responsibilities to subcommittees as it deems necessary and advisable. A brief description of the Committee’s policy regarding director candidates nominated by shareholders appears in “Director Nominating Process” above, and a full version can be found in the Company’s By-Laws.

For 2019, the Committee independently retained a compensation consultant, Meridian Compensation Partners, LLC, to assist it in its review of executive compensation practices, including the competitiveness of pay levels, design issues, market trends and technical considerations.

During the year, Meridian assisted the Committee with the development of competitive market data for executives and a related assessment of the Company’s executive compensation levels, a risk assessment of the

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Corporate Governance

Company’s incentive compensation, and also provided legislative and regulatory updates and guidance regarding reporting of executive compensation under the SEC’s proxy disclosure rules. Our Chief Executive Officer, with input from our Executive Vice President and Chief Human Resources Officer and Meridian, recommended to the Committee base salary, target bonus levels, actual bonus payouts and long-term incentive grants for our senior executives. The Committee considered, discussed, modified as appropriate, and took action on such proposals. The Committee has agreed that Meridian will play a similar role for 2020.

The Compensation, Nominating and Governance Committee annually considers whether the work of any compensation consultant raised any conflict of interest. For 2019, the Committee considered various factors, including the six factors mandated by SEC rules, and determined that with respect to executive and director compensation-related matters, no conflict of interest was raised by the work of Meridian. The Committee also considers the six independence factors mandated by SEC rules before engaging any other compensation advisers.

The current members of the Compensation, Nominating and Governance Committee are John D. Johns (Chair), P. Russell Hardin, John R. Holder, and E. Jenner Wood. All members of the Compensation, Nominating and Governance Committee are independent of the Company and management, as required by the NYSE listing standards and the SEC. During 2019, the Compensation, Nominating and Governance Committee held five meetings. A current copy of the written charter of the Compensation, Nominating and Governance Committee is available on the Company’s website at www.genpt.com.

2020 Proxy Statement	17

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of February 18, 2020, as to all persons or groups known to the Company to be beneficial owners of more than five percent of the outstanding common stock of the Company.

Title of Class	Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Common Stock, $1.00 par value	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	17,227,257(1)	11.9%
Common Stock, $1.00 par value	Blackrock, Inc. 55 East 52nd Street New York, NY 10055	14,679,505(2)	10.1%
Common Stock, $1.00 par value	State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	9,074,673(3)	6.3%

(1)

This information is based upon information included in a Schedule 13G filed on February 12, 2020 by The Vanguard Group, Inc. The Vanguard Group, Inc. reports sole voting power with respect to 213,813 shares, shared voting power with respect to 43,744 shares, sole dispositive power with respect to 16,979,609 shares and shared dispositive power with respect to 247,648 shares. Vanguard further reported that (a) Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 163,890 shares or .11% of the Company’s common stock as a result of its serving as investment manager of collective trust accounts and (b) Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 131,028 or .09% of the Company’s common stock as a result of its serving as investment manager of Australian investment offerings.

(2)

This information is based upon information included in a Schedule 13G/A filed on February 4, 2020 by Blackrock, Inc. Blackrock, Inc. reports sole voting power with respect to 13,107,911 shares and sole dispositive power with respect to all 14,679,505 shares. According to the filing, the reported shares are held by Blackrock, Inc. through subsidiaries.

(3)

This information is based upon information included in a Schedule 13G filed on February 13, 2020 by State Street Corporation. State Street Corporation reports shared voting power with respect to 8,423,854 shares and shared dispositive power with respect to 9,064,520 shares. According to the filing, the reported shares are held by State Street Corporation through subsidiaries.

18	2020 Proxy Statement

SECURITY OWNERSHIP OF MANAGEMENT

Based on information provided to the Company by the named persons, set forth in the table below is information regarding the beneficial ownership of common stock of the Company held by the Company’s directors and nominees for director, the named executive officers (as defined in “Executive Compensation” below) and all directors, nominees for director and executive officers of the Company as a group as of February 18, 2020:

Director/Nominee/Executive Officer	Shares of Common Stock Beneficially Owned(1)		Percentage of Common Stock Outstanding

Randy P. Breaux	9,370	(2)	*

Elizabeth W. Camp	8,834	(3)	*

Richard Cox, Jr.	94	(4)	*

Paul D. Donahue	158,756	(5)	*

Gary P. Fayard	17,429	(6)	*

Thomas C. Gallagher	799,417	(7)	*

P. Russell Hardin	6,145	(8)	*

Kevin E. Herron	30,315	(9)	*

John R. Holder	26,042	(10)	*

Donna W. Hyland	12,058	(11)	*

John D. Johns	46,408	(12)	*

Jean-Jacques Lafont	5,494	(13)	*

Robin C. Loudermilk	39,891	(14)	*

Wendy B. Needham	21,518	(15)	*

James R. Neill	3,130,661	(16)	2.1%

Scott A. Sonnemaker	5,000	(17)	*

E. Jenner Wood	14,524	(18)	*

Carol B. Yancey	3,192,936	(19)	2.2%

Directors, Nominees, and Executive Officers as a Group (18 persons)	4,419,429	(20)	3.0%

*	Less than 1%

(1)

Information relating to the beneficial ownership of Common Stock by directors and executive officers is based upon information furnished by each such individual using “beneficial ownership” concepts set forth in rules promulgated by the SEC. Except as indicated in other footnotes to this table, directors and executive officers possessed sole voting and investment power with respect to all shares set forth by their names. The table includes, in some instances, shares in which members of a director’s or executive officer’s immediate family or trusts or foundations established by them have a beneficial interest and as to which the director or executive officer disclaims beneficial ownership.

(2)

Includes 7,182 shares subject to stock appreciation rights that are exercisable currently or within 60 days after February 18, 2020. Does not include 9,623 restricted stock units that each represent a right to receive one share of Common Stock on the vesting date, subject to earlier settlement in certain events outside the control of Mr. Breaux.

(3)

Includes 8,334 restricted stock units that each represent a right to receive one share of Common Stock on the vesting date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement.

(4)	Includes 94 shares of common stock equivalents held in Mr. Cox’s stock account under the Directors’ Deferred Compensation Program.

(5)

Includes 78,210 shares subject to stock appreciation rights that are exercisable currently or within 60 days after February 18, 2020. Does not include 63,777 restricted stock units that each represent a right to receive one share of Common Stock on the vesting date, subject to earlier settlement in certain events outside the control of Mr. Donahue.

(6)

Includes (i) 10,642 restricted stock units that each represent a right to receive one share of Common Stock on the vesting date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, and (ii) 5,137 shares of Common Stock equivalents held in Mr. Fayard’s stock account under the Directors’ Deferred Compensation Plan.

(7)

Includes (i) 177,205 shares subject to stock appreciation rights that are exercisable currently or within 60 days after February 18, 2020, and (ii) 946 shares owned jointly by Mr. Gallagher and his wife. Does not include 14,304 restricted stock units that were awarded to

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Security Ownership of Management

Mr. Gallagher that each represent a right to receive one share of Common Stock on the vesting date, subject to earlier settlement in certain events outside the control of Mr. Gallagher.

(8)

Includes (i) 3,936 restricted stock units that each represent a right to receive one share of Common Stock on the vesting date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, and (ii) 2,209 shares of Common Stock equivalents held in Mr. Hardin’s stock account under the Directors’ Deferred Compensation Plan.

(9)

Includes 18,395 shares subject to stock appreciation rights that are exercisable currently or within 60 days after February 18, 2020. Does not include 8,718 restricted stock units that each represent a right to receive one share of Common Stock on the vesting date, subject to earlier settlement in certain events outside the control of Mr. Herron.

(10)

Includes (i) 10,643 restricted stock units that each represent a right to receive one share of Common Stock on the vesting date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, and (ii) 6,536 shares of Common Stock equivalents held in Mr. Holder’s stock account under the Directors’ Deferred Compensation Plan.

(11)

Includes (i) 8,334 restricted stock units that each represent a right to receive one share of Common Stock on the vesting date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, and (ii) 3,724 shares of Common Stock equivalents held in Ms. Hyland’s stock account under the Directors’ Deferred Compensation Plan.

(12)

Includes (i) 10,644 restricted stock units that each represent a right to receive one share of Common Stock on the vesting date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, (ii) 23,340 shares of Common Stock equivalents held in Mr. Johns’ stock account under the Directors’ Deferred Compensation Plan, and (iii) 2,053 shares owned by Mr. Johns’ spouse, as to which Mr. Johns disclaims beneficial ownership.

(13)

Includes 5,494 restricted stock units that each represent a right to receive one share of Common Stock on the vesting date, subject to earlier settlement in certain events, outside the control of Mr. Lafont.

(14)

Includes (i) 10,643 restricted stock units that each represent a right to receive one share of Common Stock on the vesting date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, and (ii) 9,416 shares of Common Stock equivalents held in Mr. Loudermilk’s stock account under the Directors’ Deferred Compensation Plan.

(15)

Includes (i) 10,644 restricted stock units that each represent a right to receive one share of Common Stock on the vesting date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement.

(16)

Includes 17,080 shares subject to stock appreciation rights that are exercisable currently or within 60 days after February 18, 2020. Does not include 9,587 restricted stock units that each represent a right to receive one share of Common Stock on the vesting date, subject to earlier settlement in certain events outside the control of Mr. Neill. Also includes 2,016,931 shares held in trust for Company employees under the Company’s Pension Plan for which Mr. Neill is one of six trustees and 1,088,532 shares held in a benefit fund for Company employees of which Mr. Neill is one of four trustees.

(17)

Does not include 20,542 restricted stock units that each represent a right to receive one share of Common Stock on the vesting date, subject to earlier settlement in certain events outside the control of Mr. Sonnemaker.

(18)

Includes (i) 10,627 restricted stock units that each represent a right to receive one share of Common Stock on the vesting date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, (ii) 2,297 shares of Common Stock equivalents held in Mr. Wood’s stock account under the Directors’ Deferred Compensation Plan, and (iii) 100 shares held in trust for one of Mr. Wood’s children to which Mr. Wood disclaims beneficial ownership.

(19)

Includes 44,730 shares subject to stock appreciation rights that are exercisable currently or within 60 days after February 18, 2020. Does not include 25,675 restricted stock units that each represent a right to receive one share of Common Stock on the vesting date, subject to earlier settlement in certain events outside the control of Ms. Yancey. Also includes 2,016,931 shares held in trust for Company employees under the Company’s Pension Plan for which Ms. Yancey is one of six trustees and 1,088,532 shares held in a benefit fund for Company employees of which Ms. Yancey is one of four trustees.

(20)

Includes (i) 165,597 shares or rights issuable to certain executive officers and directors upon the exercise of stock appreciation rights, (ii) 2,016,931 shares held in trust for Company’s employees under the Company’s Pension Plan, (iii) 1,088,532 shares held in a benefit fund for Company employees, and (iv) 52,753 shares held as Common Stock equivalents in directors’ stock accounts under the Directors’ Deferred Compensation Plan.

20	2020 Proxy Statement

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In this section, an overview and analysis is provided of our executive compensation programs and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions. Later in this proxy statement under the heading “Additional Information Regarding Executive Compensation” you will find a series of tables containing specific information about the compensation earned or paid in 2019 to the following individuals, who are referred to as our named executive officers:

•	Paul D. Donahue, Chairman & Chief Executive Officer

•	Carol B. Yancey, Executive Vice President & Chief Financial Officer

•	Scott A. Sonnemaker, Group President — North American Automotive

•	James R. Neill, Executive Vice President & Chief Human Resources Officer

•	Kevin E. Herron, President — U.S. Automotive Parts Group

•	Randall P. Breaux, President — Motion Industries

The discussion below is intended to explain the information provided in the detailed compensation tables at the end of this section in order to put that information into context within the Company’s overall compensation program.

2019 In Brief

During 2019, the Compensation, Nominating and Governance Committee actions and our pay-for-performance program operated such that compensation actually earned by executives reflected the performance of the Company. Highlights for 2019 are as follows:

Performance

•	Record sales of $19.4 billion, up 3.5% from prior year and 100% of our target.

•	Adjusted pre-tax income of $1.1 billion and 98% of our target.

•	Working capital performance improved 7%, which was 125% of our target.

•

Total shareholder return was 14.0% compared to the Company’s long term shareholder return target of 10-13%. This served to increase both shareholder wealth and the value of equity awards previously granted to our executives.

Plan Payouts

As a result of the above and other performance results, 2019 bonus payouts were generally above target and earning of performance-based restricted stock units, which are only based on Corporate pre-tax earnings, were slightly below target.

•

Payouts of 2019 annual incentive awards for Messrs. Donahue, Sonnemaker, and Neill and Ms. Yancey were 101.5% of the total target amount, based on the Company’s 2019 adjusted pre-tax profit of $1,103,551,000, or 98.0% of the target amount, and a working capital improvement of 7%, which was 125% of the target amount.

•

Payout of Mr. Herron’s 2019 annual incentive award was 108% of the total target amount. This award was earned based on the Automotive Part’s Group’s achievement of 100% of sales and pre-tax profit performance and included 150% payout for working capital performance.

•

Payout of Mr. Breaux’s 2019 annual incentive award was 102% of the total target amount. Mr. Breaux’s bonus was earned based on the industrial product group exceeding its pre-tax profit goal at 104%, achieving 99% of its sales goal, exceeding its inventory goal, and not meeting its working capital goal.

2020 Proxy Statement	21

Compensation Discussion and Analysis

•

The performance-based restricted stock units granted in 2019, which are earned solely based on pre-tax earnings, were earned at 90% of target for each NEO. Earned shares vest after two additional years of continued employment.

2019 Pay Opportunities

Effective January 1, we made changes to our pay structure across the organization to more closely align with market practices, which included increasing base salaries and decreasing annual incentive target opportunities. These changes were made to ensure the market competitiveness of base salaries to assist in recruiting and retaining employees. Some of our NEOs were impacted by these market adjustments in the mix of pay.

Any 2019 base salary increases higher than 3-4% and any increases in 2019 target bonus percentage were made in order to recognize expansion of roles or meaningful gaps to market levels.

Long-term incentive awards (PRSUs and RSUs) were granted to our executive officers and other participants in 2019, with an approximate 20% increase in value relative to prior year grants to make the awards more closely align with market data relating to our peer companies. For some Named Executive Officers, there were larger increases to make awards more closely align with market data.

•	PRSU payouts were dependent on achievement of a pre-tax profit performance goal for 2019.

•	RSUs deliver value to executive officers after a three year vesting period.

Best Practices

Our compensation programs reflect a “best practices” approach to pay and governance:

We have no employment contracts or guaranteed severance arrangements with named executive officers other than our “double-trigger” change in control agreements.

We have minimum three year vesting for our long term incentives (PRSUs and RSUs).

Our change-in-control severance agreements with the named executive officers do not provide for any excise tax gross ups.

Grants of long-term incentives are subject to “double-trigger” vesting upon a change in control.

We evaluate the competitiveness of target pay opportunities for base salary, target bonus and long-term incentives as a group relative to the size-adjusted 50th percentile of the market data.

About 79% of our CEO’s compensation is performance-based and performance-based compensation represents between 59% and 77% of compensation for each of the other named executive officers.

Our robust stock ownership guidelines result in our executives being long-term holders of our stock.

Our Annual Incentive and Long Term Incentive programs contain clawback provisions.

We have no tax gross-ups for perquisites or benefits other than relocation.

We have never re-priced long term incentive awards.

We pay dividend equivalents on performance-based restricted stock units only to the extent such units are earned through performance.

Our insider trading policy prohibits employees, including the named executive officers, from engaging in certain transactions with respect to Company common stock, including short sales, publicly-traded options and hedging transactions (such as prepaid variable forward contracts, equity swaps, collars, forward sale contracts, and exchange funds).

Consideration of Last Year’s Advisory Shareholder Vote on Executive Compensation

At the 2019 Annual Meeting of Shareholders, approximately 95% of the shares present and entitled to vote were cast in support of the compensation of the Company’s named executive officers, as discussed and disclosed in the 2019 Proxy Statement.

22	2020 Proxy Statement

Compensation Discussion and Analysis

In light of the strong shareholder support of the compensation paid to our named executive officers evidenced by the results of this advisory vote, the Board and the Committee did not make any specific changes to our executive compensation program for 2020. Future advisory votes on executive compensation will serve as an additional tool to guide the Board and the Committee in evaluating the alignment of the Company’s executive compensation program with the interests of the Company and its shareholders.

Compensation Philosophy and Objectives

Our overall goal in compensating executive officers is to attract, retain and motivate key executives of superior ability who are critical to our future success. We believe that short-term and long-term incentive compensation opportunities provided to executive officers should be directly aligned with our performance, and our compensation is structured to ensure that a significant portion of executives’ compensation opportunities is directly related to achievement of financial and operational goals and other factors that increase shareholder value.

Our compensation decisions with respect to executive officer salaries, annual incentives, and long-term incentive compensation opportunities are influenced by (a) the executive’s level of responsibility and function within the Company, (b) the overall performance and profitability of the Company, (c) our assessment of the competitive marketplace, including other peer companies, and (d) the economic environment. Our philosophy is to focus on total direct compensation opportunities through a mix of base salary, annual cash bonus and long-term incentives, including stock-based awards.

We also believe that the best way to directly align the interests of our executives with the interests of our shareholders is to make sure that our executives acquire and retain a significant level of stock ownership throughout their tenure with the Company. Our compensation program pursues this objective in two ways: through our equity-based long-term incentive awards and our stock ownership guidelines for our senior executives, as described in more detail below.

Overview of Executive Compensation Components

The Company’s executive compensation program consists of several compensation elements, as described in the table below.

Pay Element	What the Pay Element is Designed to Reward	Objective of the Pay Element	Why We Choose to Pay Each Element
Base Salary	Core competence in the executive role relative to skills, experience and contributions to the Company	Provide fixed compensation based on competitive market practice	Provide a standard element of competitive market pay
Annual Cash Incentive	Contributions toward the Company’s achievement of specified pre-tax profit and asset management goals, as well as achievement of revenue goals for certain NEOs	• Provide focus on meeting critical annual goals that lead to our long-term success • Provide annual performance-based cash incentive compensation	Motivate achievement of critical annual performance goals

2020 Proxy Statement	23

Compensation Discussion and Analysis

Pay Element	What the Pay Element is Designed to Reward	Objective of the Pay Element	Why We Choose to Pay Each Element
Long-Term Incentives

Performance Restricted Stock Units (PRSUs):

•  Sustained pre-tax profitability (determines the number of PRSUs that are earned)

•  Focus on the Company’s stock price performance

•  Continued employment with the Company during an additional two-year vesting period (three years including the performance year)

Restricted Stock Units (RSUs):

•  Focus on the Company’s stock price performance

•  Continued employment with the Company during a three year vesting period

The combination of RSUs and PRSUs provides a blended long-term focus on:

•  Sustained stock price performance

•  Achievement of pre-tax profitability targets

•  Executive ownership of our stock

•  Executive retention in a challenging business environment and competitive labor market

Align executives’ interests with those of shareholders and enhance their retention
Retirement Benefits Plans are described in detail later in this proxy statement under the heading “Additional Information Regarding Executive Compensation”

Executives are eligible to participate in employee benefit plans available to all employees as well as:

•  Tax Deferred Savings Plan: Rewards saving for retirement

•  Supplemental Retirement Plan (SRP): Provides executive retirement benefits and rewards executives for continued employment

•  Tax Deferred Savings Plan: Provide a voluntary tax-deferred retirement savings vehicle for our executive officers

•  SRP: Make total retirement benefits for our executive officers commensurate with those available to our other employees as a percentage of pay

Treat executives in the same manner as other employees by making them “whole” on amounts they would have been entitled to receive under retirement plans had the plans not been limited by the IRS Code
Welfare Benefits

•  Executives participate in medical, health, life insurance and disability plans generally available to our employees

•  Continuation of welfare benefits may occur as part of severance upon certain terminations of employment

		Provide health and welfare benefits to our employees that are competitive within the marketplace	These benefits are part of our broad-based total compensation program

24	2020 Proxy Statement

Compensation Discussion and Analysis

Pay Element	What the Pay Element is Designed to Reward	Objective of the Pay Element	Why We Choose to Pay Each Element
Additional Benefits and Perquisites	• CEO: Corporate aircraft usage for business and personal travel • CEO: Selected club membership Neither item has a tax reimbursement provision	Corporate aircraft use: Accommodate security, availability and efficiency concerns Club membership: Facilitate the CEO’s role as a Company representative in the community
Change in Control and Termination Benefits

Provide severance benefits if an officer’s employment is terminated within two years after a change in control. No excise tax gross-ups are provided

What it rewards: Continued employment in the event of an actual or threatened change in control

		Retain executives and provide continuity of management in the event of an actual or threatened change in control	Maintain a stable executive organization in the face of the uncertainty of an actual or threatened change in control

The use of these programs enables us to reinforce our pay for performance philosophy, as well as strengthen our ability to attract and retain highly qualified executives. We believe that this combination of programs provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term shareholder value and encourages executive recruitment and retention.

Determination of Appropriate Pay Levels

Pay Philosophy and Competitive Standing

In general, we evaluate the competitiveness of compensation for our executive officers relative to the size-adjusted 50th percentile of market data.

We also design our incentive plans to pay more or less than the target amount when performance is above or below target performance levels. Thus, our plans are designed to result in payouts that are commensurate with the Company’s performance for that year or period.

For 2019, with the assistance of the Committee’s compensation consultant, Meridian, we reviewed and analyzed competitive market data to be used as background for 2019 pay decisions and to obtain a general understanding of current compensation practices. This data was referenced when targeting the positioning for compensation discussed above. Data sources included public company proxy statements, broad-based, published compensation surveys and a private total compensation database maintained by Aon.

We compared compensation opportunities for our named executive officers with pay opportunities available to executive officers in comparable positions at similar companies (our “Comparison Group”). During 2019 the Comparison Group included companies from industry segments in which we compete: automotive parts, industrial parts, specialty retail and office products. The Comparison Group companies used in 2019 are shown below. While the companies are either larger or smaller than us, Meridian used various statistical techniques to size-adjust the data to our revenue size. The list of companies below is reevaluated annually to take into account changes in our own operations, our size and our industry. In late 2018 Meridian performed an in-depth review of our Comparison Group, including a review of the industries included and the revenues and margins of potential companies. Following this review, six companies were added to the group (CDW Corporation, Dollar General, Dollar Tree, Henry Schein, Synnex, and U.S. Foods) and two companies were removed (Tractor Supply Company and Wesco International).

2020 Proxy Statement	25

Compensation Discussion and Analysis

Tech Data Corporation	Henry Schein, Inc.
Arrow Electronics, Inc.	AutoZone, Inc.
US Foods Holding Corp.	W.W. Grainger, Inc.
Cummins Inc.	Office Depot, Inc.
Dollar General Corporation	LKQ Corporation
Dollar Tree, Inc.	Advance Auto Parts, Inc.
Eaton Corporation plc	O’Reilly Automotive, Inc.
Lear Corporation	Tenneco Inc.
SYNNEX Corporation	Essendant Inc.
Avnet, Inc.	MSC Industrial Direct Co., Inc.
Adient plc	Applied Industrial Technologies, Inc.
CDW Corporation	Kaman Corporation
Parker-Hannifin Corporation

2019 Base Salary

Our base salary levels reflect a combination of factors, including the pay posture discussed above, the executive’s experience and tenure, our overall annual budget for both pay increases and pre-tax profit, the executive’s individual performance and changes in responsibility. We review salary levels annually to recognize these factors.

As noted earlier, effective January 1, we made changes to our pay structure across the organization to more closely align with market practices, which included increasing base salaries and decreasing annual incentive target opportunities. These changes were made to ensure the market competitiveness of base salaries to assist in recruiting and retaining employees. Mr. Donahue, Ms. Yancey, and Mr. Neill’s base salary increases, below, are partially impacted by this re-balancing on January 1, in addition to salary increases on April 1. Mr. Herron and Mr. Breaux’s salary increases were effective January 1, at the time each of them were promoted to their current roles.

The following base pay increases were effective during 2019:

Executive	Effective Date	2019 Base Salary Increase
Donahue	04/01/2019	4.5%
Yancey	04/01/2019	11.5%
Sonnemaker		—
Neill	04/01/2019	7.0%
Herron	01/01/2019	13.6%
Breaux	01/01/2019	7.1%

Mr. Donahue’s base salary was increased due to added responsibilities related to the recently acquired business in Europe, added duties related to taking on the role as Chairman of the Board, and to align him more closely with market data. Ms. Yancey and Mr. Neill’s salaries were increased due to added responsibilities, which related to the expanded global and complex European business, as well as to align them more closely with market data. Mr. Sonnemaker began working for the Company in February of 2019 and therefore did not receive an increase. Mr. Breaux and Mr. Herron’s salaries were increased due to promotions effective January 1 and the additional responsibilities related to those promotions.

2019 Annual Incentive Plan

Our annual incentive plan (the “Annual Incentive Plan”) provides our executive officers with an opportunity to earn annual cash bonuses based on our achievement of certain pre-established performance goals. The Compensation, Nominating and Governance Committee sets target bonus opportunities for each named executive officer to be earned based on achievement of such goals. Similar to the process for setting base salaries, we consider a combination of factors in establishing the annual target bonus opportunities for our named executive officers. As noted above, effective January 1, 2019, changes were made to re-balance salaries

26	2020 Proxy Statement

Compensation Discussion and Analysis

and bonuses (higher base salaries and lower annual cash bonuses) to more closely align with market practices. These changes were made to ensure the market competitiveness of base salaries to assist in recruiting and retaining employees.Target bonus opportunities for 2019 were set as a percentage of each named executive officer’s base salary, as follows: Mr. Donahue, 130%; Ms. Yancey, 90% (prior year 110%); Mr. Sonnemaker, 100%; Mr. Neill, 60% (prior year 85%); Mr. Breaux, 85%; and Mr. Herron, 85%.

For 2019, we utilized generally the same performance metrics as in 2018, with an emphasis on pre-tax profit, together with working capital improvements and, with respect to our named executive officers with specific operational responsibilities, sales and inventory turnover metrics. We set the profit goals for 2019 bonus opportunities at levels that are intended to be challenging yet achievable, and reflect better than average growth within our competitive industry.

The performance goals on which each executive officer’s 2019 bonus opportunity is determined vary depending on the individual’s role in the Company. Performance criteria and relative weights for 2019 are shown below for each executive. The combination of goals for each executive is intended to have a strong correlation with shareholder value. Goals for Corporate, Automotive and Industrial Products are each set based upon (i) prior year performance by store, branch, and/or distribution center; (ii) the overall economic outlook of the region served by a particular store, branch, and/or distribution center; and (iii) specific market conditions.

Performance Goal	2019 Weight of Goal by Executive
	Donahue Yancey Sonnemaker Neill(1)	Breaux(2)	Herron(3)
Pre-tax profit	80%	50%	50%
Sales		30%	30%
Working capital improvement	20%	10%	20%
Inventory growth vs. sales growth		10%
Total	100%	100%	100%

(1)	For Messrs. Donahue, Sonnemaker and Neill and Ms. Yancey, the performance goals related to the overall Company.

(2)

For Mr. Breaux, the performance goals related to the Industrial Products Group, which consists of Motion Industries, Inc., a wholly owned subsidiary of the Company, including its electrical specialties group for nine months (the electrical specialties division was sold September 30, 2019).

(3)	For Mr. Herron, the performance goals related to the U.S. Automotive Parts Group.

The ranges of bonus payout possibilities for the various pre-tax profit goals and the U.S. Automotive and Industrial Products sales goals are shown below. Straight-line interpolation is used between data points. The 2019 Corporate pre-tax profit goal was $1,126,233,000.

Pre-Tax Profit (Corporate, U.S. Automotive, or Industrial Products) as a % of Performance Goal	% of Target Bonus Earned	Sales as a % of Performance Goal	% of Target Bonus Earned
Below 75%	—%	Below 95%	—%
75%	45%	95%	15%
100%	100%	100%	100%
110% or above	175%	105% or above	150%

Each of the named executive officers was also provided a bonus opportunity based on attainment of a working capital improvement goal, with a goal of various levels of improvement versus the prior year. Bonus opportunity for working capital improvement goals was from 50% of target to 150% of target based on the achievement of various levels of improvement. Mr. Herron’s bonus opportunity was also based on a sales improvement goal.

In addition, for Mr. Breaux, a bonus opportunity was provided for attainment of inventory growth versus sales growth, with a goal of various levels of improvement versus the prior year. Bonus opportunity was provided from 50% of target to 150% of target based on the achievement of various levels of improvement.

2020 Proxy Statement	27

Compensation Discussion and Analysis

The 2019 Corporate pre-tax profit goal was $1,126,233,000 and the Company’s actual adjusted 2019 pre-tax profit was $1,103,550,901, representing 98.0% of the target level set for executive officer incentive bonuses. Working capital improvement performance was improved 7%, representing 125% of the target level set for the executive officer incentive bonuses, resulting in bonus payments equal to 101.5% of the total target bonus opportunity for Mr. Donahue, Ms. Yancey, Mr. Sonnemaker and Mr. Neill.

Mr. Herron’s 2019 program produced a bonus payment equal to 107.7% of target based on U.S. Automotive Parts Group performance. The bonus was earned based on the Automotive Parts Group’s pre-tax profit performance, which was 100% of target and sales performance, which was 100% of target. The working capital goal was exceeded.

Mr. Breaux’s 2019 program produced a bonus payment equal to 102.2% of target based on the Industrial Products Group performance. The bonus was partly earned based on the Industrial Products Group’s pre-tax profit performance, which was 104% of target. Mr. Breaux’s bonus was also based on the Industrial Products Group’s sales which was 99% of target. The inventory goal was exceeded and the working capital goal was not met.

When calculating the payout figures, formulas were applied strictly. The Committee did not exercise discretion to increase or decrease 2019 bonus payments for the named executive officers.

For additional information about the Annual Incentive Plan, please refer to the “Grants of Plan-Based Awards” table, which shows the threshold, target and maximum bonus amounts payable under the plan for 2019, and the Summary Compensation Table, which shows the actual amount of bonuses paid under the plan to our named executive officers for 2019.

2019 Long-Term Incentives

During 2019, the Compensation, Nominating and Governance Committee granted long-term equity-based incentive compensation to our executive officers in the form of Performance Restricted Stock Units (“PRSUs”) and Restricted Stock Units (“RSUs”). These grants align executive performance and achievement with shareholder interests.

•

PRSUs:    PRSUs represent the right to earn and receive a number of shares of our common stock in the future, based on the level of the Company’s 2019 pre-tax profit performance as shown in the table below.

Percent of Pre-Tax Profit Goal Achieved	% of Target Award Earned
110% or higher	150%
100%	100%
90%	50%
Less than 90%	—%

•

To the extent the PRSUs are earned, they are subject to an additional two-year vesting schedule (e.g., PRSUs granted in 2019, will be earned in early 2020 based on 2019 performance and will vest on May 1, 2022, subject to continued employment). Dividends declared after the restricted shares are earned are accrued and converted into additional shares of stock at the end of the vesting period.

•

RSUs:    RSUs represent the right to receive a number of shares of our common stock after a three year vesting schedule. Dividends declared are accrued and converted into additional shares of stock at the end of the vesting period.

The sizes of grants to individual named executive officers were subjectively determined by considering the following factors:

•	Competitive market data, defined by the competitive award levels summarized in the annual executive compensation study;

•	The officer’s responsibility level;

•	The officer’s specific function within the overall organizational structure;

28	2020 Proxy Statement

Compensation Discussion and Analysis

•	The Company’s profitability, including consideration of the compensation cost associated with the awards; and

•	The number and amount of awards currently held by the executive officer (we continue to review this as part of our administration of stock ownership guidelines discussed below).

Comparison to market data suggests that the value of the 2019 PRSUs and RSUs awarded to our named executive officers was below the median relative to our Comparison Group. Grants in 2019 were weighted approximately 67% PRSUs and 33% RSUs.

All NEOs earned 90% of their PRSUs in 2019, based on the Company’s actual adjusted 2019 pre-tax profit of $1,103,551,000, which represented 98.0% of the Company’s pre-tax profit goal of $1,126,233,000.

Please refer to the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End” tables and the related footnotes for additional information about long-term stock awards.

Change in Control Arrangements

Severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, the Company has entered into change in control agreements with each of the named executive officers. Information regarding these agreements and the benefits they provide is included in the Post Termination Payments and Benefits section of this Proxy Statement.

The Compensation, Nominating and Governance Committee evaluates the level of severance benefits to each such officer on a case-by-case basis, and in general, we consider these severance protections an important part of our executives’ compensation and consistent with competitive practices.

The potential occurrence of a change in control transaction would create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our senior executive officers to remain employed with the Company during an important time when their prospects for continued employment are often uncertain, we provide our executive officers with severance benefits if the executive’s employment is terminated by the Company without “cause” or by the executive for “good reason” in connection with a change in control. Because a termination by the executive for good reason may be conceptually the same as a termination by the Company without cause, and because in the context of a change in control, potential acquirers would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, it is appropriate to provide severance benefits in these circumstances.

The change in control agreements do not provide for any tax gross-ups with respect to excise taxes under Internal Revenue Code Section 4999 that may be due on such payments.

Factors Considered in Decisions to Materially Increase or Decrease Compensation

Market data, individual performance, retention needs and internal pay equity have been the primary factors considered in decisions to adjust compensation materially. We do not target any particular weight for base salary, annual bonus and long-term incentive as a percent of total direct compensation. We tend to follow market practice in allocating between the various forms of compensation, but with greater emphasis on performance-based incentive bonus opportunities because doing so results in pay opportunity that is heavily performance-based, as shown below, and results in compensation that is directly aligned with Company performance, is market-competitive and allows us to attract and retain competent executives.

2020 Proxy Statement	29

Compensation Discussion and Analysis

2019 Variable versus Fixed Compensation:

The following charts show the allocation of the CEO and NEOs base salary and short-term and long-term incentive compensation opportunities between fixed and performance-based compensation (at the target levels).

2019 Short-Term versus Long-Term Incentive Compensation:

The following table shows the allocation between each Executive’s target short-term and long-term incentive compensation opportunities (each at the target level) as a percentage of each Executive’s base salary.

Name	Short-Term Incentive Opportunity	Long-Term Incentive Opportunity
Donahue	130%	255%
Yancey	90%	143%
Sonnemaker	100%	236%
Neill	60%	83%
Herron	85%	100%
Breaux	85%	100%

Timing of Compensation

Base salary adjustments, annual incentive plan opportunities, and PRSU/RSU grants were approved at the March 25, 2019 meeting of the Compensation, Nominating and Governance Committee. The compensation adjustments were effective April 1, 2019, and the PRSU and RSU grants were effective May 1, 2019. As noted earlier, on January 1 2019, we made changes to our pay structure to more closely align with market practices, which included increasing base salaries and decreasing annual incentive target opportunities. These changes were made to ensure the market competitiveness of base salaries to assist in recruiting and retaining employees. Ms. Yancey and Mr. Neill’s bonus opportunities were affected by this change. Additionally, Mr. Herron and Mr. Breaux’s salary adjustments occurred on January 1, when their promotions were effective.

30	2020 Proxy Statement

Compensation Discussion and Analysis

Stock Ownership Guidelines

We have adopted stock ownership guidelines for the named executive officers identified above and for other key executives designated by the Compensation, Nominating and Governance Committee. The ownership guidelines are reviewed at least annually by the Compensation, Nominating and Governance Committee, which also has the authority to evaluate whether exceptions should be made for any executive on whom the guidelines would impose a financial hardship. The current guidelines as determined by the Committee include: (i) CEO — ownership equal to seven times prior year’s salary; (ii) Named Executive Officers — ownership equal to three times prior year’s salary; and (iii) Corporate Senior Vice Presidents and Subsidiary Presidents — ownership equal to one times the prior year’s salary.

The covered executives have a period of five years in which to satisfy the guidelines from the date of appointment to a qualifying position. Shares counted toward this requirement will be based on shares beneficially owned by such executive (as beneficial ownership is defined by the SEC’s rules and regulations) including PRSUs, but excluding unexercised options and measured against the average year-end stock price for the preceding three fiscal years. The guidelines also call for the covered executive to retain 50% of the net shares obtained through the exercise of options or when a restricted stock award vests for at least six months. The covered executives are encouraged to retain stock ownership per the guidelines for a period of six months following the date of retirement.

Impact of Accounting and Tax Treatments of Compensation

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our executive officers. However, the Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to the Company with the benefit/value to the executive.

Code 162(m) places a limit of $1 million on the amount of compensation that a company may deduct in any year with respect to certain executive officers. It is the Committee’s intent to maximize deductibility of executive compensation while retaining some discretion needed to compensate executives in a manner commensurate with performance and the competitive landscape for executive talent. The 2015 Incentive Plan was approved by shareholders and permits the award of stock options, SARs and other performance-based equity awards that were intended to be fully deductible as “performance based” compensation under Code Section 162(m). The exemption from Code Section 162(m)‘s deduction limit for performance-based compensation, however, was repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

Clawback Provisions

The Company has clawback provisions in its Annual Incentive Plan and its Long Term Incentive program. If at any time after payment of an executive’s bonus or after performance units are earned, the Company and its auditors determine that it was calculated on financial results that subsequently were restated or were otherwise based on incorrect data, the executive may be required to repay or relinquish the unearned portion to the Company upon notice from the Company. Outside of the U.S., clawback provisions are subject to local law.

Role of Executive Officers in Determining Compensation

Our Chief Executive Officer, with input from our Executive Vice President and Chief Human Resources Officer, recommend to the Compensation, Nominating, and Governance Committee base salary, target bonus levels, actual bonus payouts and long-term incentive grants for our senior officer group (other than themselves). Mr. Donahue makes these recommendations to the Committee based on data and analysis provided by our independent compensation consultant and qualitative judgments regarding individual performance. Mr. Donahue is not involved with any aspect of determining his own compensation.

2020 Proxy Statement	31

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

2019 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)

Paul D. Donahue	2019	1,162,375	2,999,939	—	1,549,740	2,365,498	92,396	8,169,948
Chairman & Chief	2018	1,083,750	1,800,204	—	1,512,597	830,499	73,279	5,300,329
Executive Officer	2017	1,001,250	1,125,185	375,023	1,144,036	1,181,237	92,755	4,919,486

Carol B. Yancey	2019	681,950	999,980	—	639,173	1,133,627	14,000	3,468,730
Executive Vice President &	2018	562,500	784,375	—	661,100	124,139	13,750	2,145,864
Chief Financial Officer	2017	539,500	490,095	163,413	510,161	621,101	13,000	2,337,270

Scott A. Sonnemaker	2019	641,667	2,149,953	—	710,192	—	14,000	3,515,812
Group President — North
American Automotive

James R. Neill	2019	424,150	359,109	—	262,568	432,367	14,000	1,492,194
Executive Vice President &	2018	345,125	299,295	—	313,414	103,600	13,750	1,075,184
Chief Human Resources Officer	2017	331,750	187,004	62,365	242,326	249,117	13,000	1,085,562

Kevin E. Herron	2019	500,000	500,241	—	457,712	621,006	14,000	2,092,959
President — U.S. Automotive
Parts Group

Randall P. Breaux	2019	450,000	450,016	—	390,939	389,314	14,000	1,694,269
President — Motion Industries

(1)

Represents the aggregate grant date fair value of awards determined in accordance with FASB ASC Topic 718. Grant date fair value for restricted stock units (“RSUs”) reflected in the Stock Awards column is based on the grant date fair value of the underlying shares. Grant date fair value for performance-based restricted stock units (“PRSUs”) reflected in the Stock Awards column is based on the grant date fair value of the underlying shares and the probable outcome of performance-based vesting conditions, excluding the effect of estimated forfeitures. Grant date fair value for stock appreciation rights (“SARs”) reflected in the Option Awards column is based on the Black-Scholes option pricing model. The actual value, if any, that a named executive officer may realize upon exercise of SARs will depend on the excess of the stock price over the base value on the date of exercise, so there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes model. The assumptions used in determining the grant date fair values of the SARs are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC.

(2)	Reflects the value of cash incentive bonuses earned under our Annual Incentive Plan.

(3)

Reflects the increase during 2019 in actuarial present values of each executive officer’s accumulated benefits under our Pension Plan and our Supplemental Retirement Plan. The decrease in discount rates during 2019 was a primary driver in the increase for each executive officer’s change in Pension Value from December 31, 2018.

(4)

Amounts reflected in this column for 2019 include 401(k) matching contributions in the amount of $14,000 for each named executive officer. The amount shown for Mr. Donahue also includes his personal use of the company aircraft ($71,012) and club membership dues ($7,384). The incremental cost to the Company of the personal use of company aircraft is calculated based on the average variable operating costs to the Company. Variable operating costs include fuel costs, mileage, maintenance, crew travel expenses, catering and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of miles the Company aircraft flew to derive an average variable cost per mile. This average variable cost per mile is then multiplied by the miles flown for personal use to derive the incremental cost. The fixed costs that do not change based on usage, such as pilot salaries, the lease costs of the company aircraft, hangar expense for the home hangar, and general taxes and insurance are excluded from the incremental cost calculation. When Company aircraft is being used for mixed business and personal use, only the incremental cost of the personal use is included, such as on-board catering or other charges attributable to an extra passenger traveling for personal reasons on an aircraft being primarily used for a business trip.

2019 CEO PAY RATIO

As required by item 402(u) of Regulation S-K, the Compensation, Nominating, and Governance Committee reviewed a comparison of our CEO’s annual total compensation in fiscal year 2019 to that of our median employee. We identified our median employee in 2017 by examining 2017 Box 1 W-2 and foreign equivalent

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taxable income amounts for all individuals, excluding our CEO, who were employed by us on December 31, 2017 whether on a full-time, part-time, or seasonal basis. As permitted by disclosure rules, we omitted approximately 7,000 employees that were added to the Company through acquisitions during 2017. We did not annualize the compensation for any full-time employees that were not employed by us for all of 2017. We applied a foreign currency to U.S. dollar exchange rate to the compensation paid in foreign currency. After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the Summary Compensation Table above.

As permitted by the regulation, we are using the same median employee for 2019. After performing an analysis of our employee population, we concluded that there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure.

For fiscal year 2019, the annual total compensation for our CEO was $8,169,948 as noted in the table above and for our median employee it was $39,321. The resulting ratio of our CEO’s pay to the pay of our median employee for fiscal year 2019 is 208 to 1. Our CEO compensation for 2019 as reported in the Summary Compensation Table was significantly impacted by the decrease in discount rates which drove an increase in the calculated change in pension value. When change in pension value and non-qualified deferred compensation earnings is excluded from the calculation, the ratio is 148 to 1.

2019 GRANTS OF PLAN-BASED AWARDS

Name	Approval Date	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Paul D. Donahue			702,650	1,527,500	2,596,750
	3/25/2019	5/1/2019				10,005	20,010	30,015		2,010,005
	3/25/2019	5/1/2019							9,855	989,935

Carol B. Yancey			289,800	630,000	1,071,000
	3/25/2019	5/1/2019				3,335	6,670	10,005		670,002
	3/25/2019	5/1/2019							3,285	329,978

Scott A. Sonnemaker			322,000	700,000	1,190,000
	3/25/2019	5/1/2019				5,503	11,005	16,508		1,105,452
	11/23/2018	2/1/2019							4,957	500,062
	3/25/2019	5/1/2019							5,420	544,439

James R. Neill			119,048	258,800	439,960
	3/25/2019	5/1/2019				1,198	2,395	3,593		240,578
	3/25/2019	5/1/2019							1,180	118,531

Kevin E. Herron			157,250	425,000	690,625
	3/25/2019	5/1/2019				1,668	3,335	5,003		335,001
	3/25/2019	5/1/2019							1,645	165,240

Randall P. Breaux			141,525	382,500	621,563
	3/25/2019	5/1/2019				1,500	3,000	4,500		301,350
	3/25/2019	5/1/2019							1,480	148,666

(1)

Represents threshold, target and maximum payout levels under the Annual Incentive Plan for 2019 performance. The actual amount of incentive bonus earned by each named executive officer is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Additional information regarding the design of the Annual Incentive Plan is included in the Compensation Discussion and Analysis section of this Proxy Statement.

(2)

Represents threshold, target and maximum number of PRSUs to be earned on December 31, 2019 based on the Company’s achievement of pre-tax profit goals. If the Company achieves 100% or greater of its 2019 pre-tax profit goal, 100% of the PRSUs will be earned. If the Company achieves 110% of the pre-tax profit goal, 150% of the PRSUs will be earned. If the Company achieves at least 90% of its 2019 pre-tax profit goal, 50% of the PRSUs will be earned. If the Company achieves less than 90% of its 2019 pre-tax profit goal, then no PRSUs will be earned. Each PRSU that is earned represents a contingent right to receive one share of Company common stock in the future. PRSUs earned for the 2019 fiscal year will vest and be settled in shares of common stock on May 1, 2022 (or earlier upon a change in control of the Company) provided the executive is still employed by the Company, subject to earlier vesting in the event of (i) the executive’s retirement from the Company or (ii) the executive’s employment with the Company is terminated due to death or disability. Dividends paid on the Company’s common stock after the PRSUs are earned will accrue with respect to the PRSUs and will convert into additional shares of stock at the end of the vesting period. Additional information regarding the PRSUs and the Company’s long-term incentive program is included in the Compensation Discussion and Analysis section of this Proxy Statement.

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Additional Information Regarding Executive Compensation

(3)

Reflects RSUs that represent a contingent right to receive one share of Company common stock in the future. The RSUs will vest and be settled in shares of common stock on May 1, 2022 (or earlier upon a change in control of the Company) provided the executive is still employed by the Company, subject to earlier vesting in the event of (i) the executive’s retirement from the Company or (ii) the executive’s employment with the Company is terminated due to death or disability. Dividends paid on the Company’s common stock will accrue and will convert into additional shares of stock at the end of the vesting period. Additional information regarding the RSUs and the Company’s long-term incentive program is included in the Compensation Discussion and Analysis section of this Proxy Statement.

(4)

Represents the grant date fair value of the award determined in accordance with FASB ASC Topic 718. Grant date fair value for the RSUs is based on the grant date fair value of the underlying shares. Grant date fair value for the PRSUs is based on the grant date fair value of the underlying shares and the probable outcome of performance-based vesting conditions, excluding the effect of estimated forfeitures.

2019 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(7)

Paul D. Donahue
	18,000	9,000	(1)	90.34	4/3/2027
						27,850	(2)	2,958,506
	19,730	—		99.72	4/1/2026
						18,668	(4)	1,983,102
	15,780	—		91.75	4/1/2025
						9,456	(5)	1,004,511
	15,700	—		86.80	4/1/2024
						5,757	(6)	611,566

Carol B. Yancey
	7,843	3,922	(1)	90.34	4/3/2027
						9,283	(2)	986,133
	10,985	—		99.72	4/1/2026
						8,134	(4)	864,075
	10,980	—		91.75	4/1/2025
						4,119	(5)	437,561
	11,000	—		86.80	4/1/2024
						3,206	(6)	340,573

Scott A. Sonnemaker	—	—
						15,317	(2)	1,627,125

						4,957	(3)	526,582

James R. Neill
	2,993	1,497		90.34	4/3/2027
						3,334	(2)	354,171
	4,195	—		99.72	4/1/2026
						3,104	(4)	329,738
	4,195	—		91.75	4/1/2025
						1,572	(5)	166,994
	4,200	—		86.80	4/1/2024
						1,223	(6)	129,919

Kevin E. Herron
	3,300	1,650	(1)	90.34	4/3/2027
						4,644	(2)	493,332
	4,625	—		99.72	4/1/2026
						3,890	(4)	413,235
	4,620	—		91.75	4/1/2025

	4,200	—		86.80	4/1/2024

Randall P. Breaux
	2,176	1,089	(1)	90.34	4/3/2027
						4,178	(2)	443,829
	3,055	—		99.72	4/1/2026
						2,593	(4)	275,454
	862	—		91.75	4/1/2025
						1,782	(5)	189,302

						758	(6)	80,522

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(1)	The SARs were granted on April 3, 2017 and vest in one-third increments on each of the first three anniversaries of the grant date.

(2)

Includes PRSUs and RSUs that were granted on May 1, 2019, and vest on the third anniversary of the grant date, or earlier upon (i) a change in control of the Company, if the awards are not assumed or otherwise equitable converted in the change in control, or (ii) the termination of executive’s employment with the Company due to death, disability or retirement. The awards will convert to shares of stock on the earlier of (i) the third anniversary of the grant date, or (ii) a change in control of the Company, unless the awards are assumed or otherwise equitable converted in the change in control.

(3)

Includes RSUs that were granted on February 1, 2019, and vest on the third anniversary of the grant date, or earlier upon (i) a change in control of the Company, if the awards are not assumed or otherwise equitable converted in the change in control, or (ii) the termination of executive’s employment with the Company due to death, disability or retirement. The awards will convert to shares of stock on the earlier of (i) the third anniversary of the grant date, or (ii) a change in control of the Company, unless the awards are assumed or otherwise equitable converted in the change in control.

(4)

Includes PRSUs and RSUs that were granted on May 1, 2018, and vest on the third anniversary of the grant date, or earlier upon (i) a change in control of the Company, if the awards are not assumed or otherwise equitable converted in the change in control, or (ii) the termination of executive’s employment with the Company due to death, disability or retirement. The awards will convert to shares of stock on the earlier of (i) the third anniversary of the grant date, or (ii) a change in control of the Company, unless the awards are assumed or otherwise equitable converted in the change in control.

(5)

The PRSUs were granted on April 3, 2017 and vest on December 1, 2021, or earlier upon a change in control of the Company or in the event of (i) the executive’s retirement from the Company or (ii) the executive’s employment with the Company is terminated due to death or disability. The PRSUs will convert to shares of stock on December 1, 2021, or earlier upon a change in control of the Company.

(6)

The PRSUs were granted on April 1, 2016 and vest on December 1, 2020, or earlier upon a change in control of the Company or in the event of (i) the executive’s retirement from the Company or (ii) the executive’s employment with the Company is terminated due to death or disability. The PRSUs will convert to shares of stock on December 1, 2020, or earlier upon a change in control of the Company.

(7)	Reflects the value as calculated based on the closing price of the Company’s common stock on December 31, 2019 of $106.23 per share.

2019 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Awards Exercised (#)	Value Realized on Exercise ($)(1)	Number of Awards Earned (#)	Value Realized on Vesting ($)(2)
Paul D. Donahue	19,000	641,155	6,080	709,502
Carol B. Yancey	10,000	337,450	4,138	482,885
Scott A. Sonnemaker	—	—	—	—
James R. Neill	3,600	121,482	1,581	184,500
Kevin E. Herron	4,400	148,478	2,005	233,951

Randall P. Breaux	—	—	—	—

(1)	Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

(2)	Value realized represents the fair market value of the shares on the vesting date.

Equity Compensation Plan Information

The following table gives information as of December 31, 2019 about the common stock that may be issued under all of the Company’s existing equity compensation plans:

Plan Category	(a) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity Compensation Plans Approved by Shareholders:	1,121,611	(2)	$80.85	—

	1,903,683	(3)	$94.74	7,834,341	(5)

Equity Compensation Plans Not Approved by Shareholders:	110,441	(4)	n/a	889,559

Total	3,135,735		—	8,723,900

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Additional Information Regarding Executive Compensation

(1)

Reflects the maximum number of shares issuable pursuant to the exercise or conversion of stock options, stock appreciation rights, restricted stock units and common stock equivalents. The actual number of shares issued upon exercise of stock appreciation rights is calculated based on the excess of fair market value of our common stock on date of exercise and the grant price of the stock appreciation rights.

(2)	Genuine Parts Company 2006 Long-Term Incentive Plan.

(3)	Genuine Parts Company 2015 Incentive Plan.

(4)	Genuine Parts Company Director’s Deferred Compensation Plan, as amended.

(5)	All of these shares are available for issuance pursuant to grants of full-value stock awards.

2019 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Paul D. Donahue	Pension Plan	5.83	349,737	—
	Supplemental Retirement Plan	16.83	7,368,514	—

Carol B. Yancey	Pension Plan	17.67	578,904	—
	Supplemental Retirement Plan	28.67	3,283,300	—

Scott A. Sonnemaker	Pension Plan	—	—	—
	Supplemental Retirement Plan	—	—	—

James R. Neill	Pension Plan	2.17	95,370	—
	Supplemental Retirement Plan	13.17	1,268,951	—

Kevin E. Herron	Pension Plan	19.42	579,916	—
	Supplemental Retirement Plan	30.42	1,472,791	—

Randall P. Breaux	Pension Plan	—	—	—
	Supplemental Retirement Plan	8.58	1,024,634	—

The Pension Benefit Table provides information regarding the number of years of credited service, the present value of accumulated benefits, and any payments made during the last fiscal year with respect to the Genuine Parts Company Pension Plan (the “Pension Plan”) and the Genuine Parts Company Supplemental Retirement Plan (the “SRP).

The Pension Plan is a broad-based, tax-qualified defined benefit pension plan which provides a benefit upon retirement to eligible employees of the Company. It was amended effective March 1, 2008, to provide that employees hired on or after that date are not eligible to participate in the plan, and there are no new entrants to the Pension Plan after December 31, 2009. In general, all employees hired prior to March 1, 2008, except leased employees, independent contractors and certain collectively-bargained employees are eligible to participate. Benefits are based upon years of credited service and the average of the highest five nonconsecutive years of earnings out of the last ten years. Pension Plan earnings are generally based on total pay, but do not include deferred compensation. Other than what the plan provides to all participants, no additional years of credited service have been granted to the named executive officers under the Pension Plan or the SRP.

The Pension Plan was amended to freeze credited service as of December 31, 2008, while continuing to reflect future pay increases for most plan participants (i.e., “a soft plan freeze”). Such participants began participating in a newly established company-sponsored 401(k) savings plan effective January 1, 2009.

The soft plan freeze does not apply to service used for vesting purposes or to determine a participant’s eligibility for early retirement under the Pension Plan. Participants who satisfied a Rule of 70 criteria (age plus service equal to 70 or more) were given the option to remain under the old provisions.

Several forms of benefit payments are available under the Pension Plan. The Pension Plan offers a life annuity option, 50%, 75%, and 100% joint and survivor options, and a 10-year certain and life annuity option. The Pension Plan was amended in 2016 to reflect an ongoing lump sum option for future terminations and retirements if the present value of benefits is $75,000 or less. Minimum lump sum distributions of benefits are

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required if $5,000 or less. The payout option must be elected by the participant before benefit payments begin. All options available under the Pension Plan are approximately equal in value.

The benefit payable for normal or early retirement under the Pension Plan is the greater of two benefits. The first benefit is a percentage of the participant’s average earnings less 50% of his estimated Social Security benefit. The applicable percentage is based on years of credited service and increases by 0.5% per year of credited service from 40% at 15 years of service to 55% at 45 or more years of service. The second benefit is 30% of the participant’s average earnings. Only the second benefit is available to participants with less than 15 years of credited service. For such individuals, 30% of the participant’s average earnings is multiplied by a fraction with the numerator equal to credited service (not to exceed 180 months) and the denominator equal to 180.

The benefit payable for delayed retirement under the Pension Plan is the greater of two benefits. The first benefit is the normal retirement benefit determined based on the participant’s average earnings and credited service at his delayed retirement date. The second benefit is the normal retirement benefit actuarially increased from the participant’s normal retirement date to the delayed retirement date based on the attained age at each date.

Early retirement benefit payments are available under the Pension Plan to participants who retire after attaining age 55 and completing 15 years of service. Early retirement benefits are reduced 0.5% for each month by which benefit commencement precedes normal retirement age (age 65 with five years of participation).

Termination benefits are calculated in the same manner as normal retirement benefits, except that (a) the benefit is calculated based on projected credited service at normal retirement date and then (b) the benefit is reduced by multiplying it by a service fraction equal to the ratio of credited service at termination to projected credited service at normal retirement date. Projected credited service at normal retirement date is determined as if the participant had continued in employment until his or her normal retirement. Under the terms of the Pension Plan, as of December 31, 2008, all NEOs did not satisfy Rule of 70 criteria and as a result, the numerator of their service fraction is frozen as of December 31, 2008, although projected credited service at normal retirement date continues to be determined as if they earned credited service through their normal retirement date.

Participants are fully vested in their Pension Plan benefits after seven years of service, with partial vesting after three years of service. The Pension Plan was amended effective December 31, 2008, to provide that in general, only participants who satisfy Rule of 70 criteria and elect to remain under the old plan provisions may earn up to two years of additional credited service following termination due to disability and while receiving long term disability benefits from the Genuine Parts Company Long-Term Disability Plan.

Effective January 1, 2009, in the event of a change in control, a participant’s benefit accrued under the Pension Plan is fully vested and, if the participant terminates employment within five years following the change in control, the participant may elect to receive an immediate lump sum distribution of the accrued benefit.

The Pension Plan was further amended effective December 31, 2013, to freeze future benefit accruals for all participants, including those who satisfy Rule of 70 criteria. In addition, all active participants with at least one hour of service after December 31, 2013, were fully vested in their accrued benefits as of that date. No further benefit accruals will be provided after 2013 for either additional credited service or future earnings. All benefits are frozen as of December 31, 2013, for all purposes including disability, termination and retirement. All active Pension Plan participants who satisfy Rule of 70 criteria and elected to remain under the old provisions became eligible on January 1, 2014, for the company-sponsored 401(k) Savings Plan that was established effective January 1, 2009.

The standard death benefit in the Pension Plan provides a 50% survivor annuity payable to a participant’s spouse upon death prior to retirement. Since the Death Benefit Plan was merged into the Pension Plan during 2017, a surviving spouse may instead elect to receive this alternative death benefit based on different provisions and payment form.

The SRP is a nonqualified defined benefit pension plan which covers pay and benefits above the qualified limits in the Pension Plan for participants who satisfied the Rule of 70 criteria and entered the SRP plan prior to January 1, 2009. The SRP also provides benefits on a reduced basis for participants who entered the SRP prior to January 1, 2009, but did not satisfy the Rule of 70 criteria in the Pension Plan, or who entered the SRP after January 1, 2009. Otherwise, the provisions of the SRP in effect on December 31, 2008, are generally the same as those of the Pension Plan as in effect on that date, except benefits are payable only for retirement, disability, death, or change in control, and SRP earnings include deferred compensation.

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Additional Information Regarding Executive Compensation

The SRP was amended and restated effective January 1, 2009. The amended plan provides full vesting and an immediate lump sum payment if a participant dies, and full vesting of SRP benefits in the event the plan is terminated, the participant becomes disabled, or there is a change in control. Participants’ credited service in the SRP is not frozen as of December 31, 2008. Also, if a SRP participant’s credited service was frozen in the Pension Plan as amended effective December 31, 2008, an additional offset is applied to the benefits otherwise accrued under the SRP. This offset is determined based on the accumulated sum (with interest at 6.0% per year) of 3.8% of the participant’s Pension Plan earnings during each calendar year after December 31, 2008.

The SRP was later amended effective August 16, 2010, to provide that in the event of a participant’s death while in active service, the survivor benefit payable is 100% of the lump sum present value of the participant’s accrued benefit as of the date of death. Prior to the amendment, 50% of the lump sum present value was payable as a survivor benefit.

The SRP was further amended effective December 31, 2013, to change the benefit formula. SRP benefits will continue to reflect an offset for Pension Plan benefits; however, this offset will be determined as if the Pension Plan were not frozen on December 31, 2013. As a result, the Pension Plan freeze will not have an impact on future SRP benefits.

Beginning January 1, 2014, Mr. Donahue, Mr. Herron, and Ms. Yancey’s SRP benefit will be calculated under a revised benefit formula which applies to participants who entered the plan prior to January 1, 2009, and whose credited service was frozen in the Pension Plan as of December 31, 2008. The revised benefit formula is based on all years of credited service and earnings and cannot be less than the accrued SRP benefit as of December 31, 2013. The revised formula is a percentage of the participant’s average earnings less 50% of their Social Security benefit. The applicable percentage is based on years of credited service and increases by 0.5% per year of credited service from 30% at 15 years of service to 45% at 45 or more years of service. For participants with less than 15 years of projected credited service at normal retirement, the applicable percentage is equal to 30% multiplied by a fraction with the numerator equal to credited service (not to exceed 180 months) and the denominator equal to 180. Under the revised SRP benefit formula, there is an offset for the frozen Pension Plan benefit, but no other offsets apply.

The SRP amendment effective December 31, 2013 also defines the benefit formula for participants who entered the SRP on or after January 1, 2009, which applies to Mr. Breaux and Mr. Neill’s benefit. This formula is identical to the revised benefit formula for non-grandfathered participants who entered the plan prior to January 1, 2009, but it does not provide a minimum benefit as of December 31, 2013.

The SRP was most recently amended effective January 1, 2020 to change the early retirement reduction factors from 6% to 4% per year for retirements prior to Normal Retirement Date and expand the vesting and early retirement eligibility requirements from age 55 and completing 15 years of service to age 55 and completing 10 years of service or age 60 and completing 5 years of service, if earlier.

Benefits earned under the SRP are paid from Company assets, and for participants who entered the plan prior to January 1, 2009, they are grossed-up for FICA taxes. Therefore, all named executive officers receive a FICA tax gross-up except Mr. Breaux and Mr. Neill. Executives sign a joinder agreement to become participants in the SRP and select an optional form of benefit payment in the agreement. SRP participants may change their payment form elections at any time prior to benefit commencement.

Amounts reported in the 2019 Pension Benefits Table as the actuarial present value of accumulated benefits under the Pension Plan and the SRP are calculated using the interest and mortality assumptions that the Company applies to amounts reported in its financial statement disclosures for year-end, and are assumed to be payable at age 65 for all NEOs. The interest rate assumptions at December 31, 2019, are 3.48% for the Pension Plan and 3.53% for the SRP. The mortality assumption is the Pri-2012 mortality table projected from 2012 using Scale MP-2019 converging to 0.64% long-term annual improvements. A blue-collar table is used for the Pension Plan calculations, and a white-collar table is used for the SRP calculations. SRP benefits have been increased by 2.35% as of December 31, 2019, to account for estimated FICA tax gross-ups for applicable NEOs (but not for any income tax impact on such gross-ups).

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2019 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Paul D. Donahue	—	—	57,866	—	314,912
Carol B. Yancey	—	—	64,523	—	446,228
Scott A. Sonnemaker	—	—	—	—	—
James R. Neill	—	—	—	—	—
Kevin E. Herron	24,373	—	32,038	—	232,776
Randall P. Breaux	323,002	—	68,669	—	824,148

(1)	Reflects amounts earned in 2019 on account balances under the Company’s Tax Deferred Savings Plan.

(2)

Includes the following amounts of contributions to the Tax Deferred Savings Plan by the named executive officers that were previously reported as compensation to the named executive officers in the Company’s Summary Compensation Table for previous years: Mr. Donahue, $169,723; Ms. Yancey, $90,000.

The Genuine Parts Company Tax Deferred Savings Plan is a nonqualified deferred compensation plan pursuant to which the named executive officers may elect to defer up to 100% of their annual incentive bonus. Deferral elections are due by June 30 of each year, and are irrevocable. These deferral elections are for the bonus earned during that year, which would otherwise be payable in February of the following year. The Plan allows executives to defer up to 100% of their annual salary. Deferrals are held for each participant in separate individual accounts in an irrevocable rabbi trust. Deferred amounts are credited with earnings or losses based on the rate of return of mutual funds selected by the executive, which the executive may change at any time. Payment begins on the first day of the seventh month following the executive’s termination of service. The executive must also make an irrevocable election regarding payment terms, which may be either a lump sum, or installments of five (5), ten (10), or fifteen (15) years. Hardship withdrawals are available for unforeseeable emergency financial hardship situations. If a participant dies before receiving the full value of the deferral account balances, the designated beneficiary would receive the remainder of that benefit in the same payment form as originally specified (i.e., lump sum or installments). All accounts would be immediately distributed upon a change in control of the Company.

POST TERMINATION PAYMENTS AND BENEFITS

Benefits to Named Executive Officers in the Event of a Change in Control.    The Company does not have employment agreements with any of its executive officers. The Company has entered into change in control agreements with certain executive officers, including the named executive officers. These agreements provide severance payments and benefits to the executive if his employment is terminated within two years after a change in control of the Company, if the change in control occurs during the term of the agreement. The change in control agreements have a three year term with automatic annual extensions unless either party gives notice of non-renewal.

Under each of the change in control agreements, if the executive is terminated by the Company without cause or the executive resigns for good reason (as such terms are defined in the agreement), within two years after a change in control, he or she will receive a pro rata bonus for the year of termination, plus a lump sum severance payment equal to two times the executive’s then-current annual salary and the average of the annual bonuses he or she received in the three years prior to the year of termination. In addition, the Company will continue to provide the executive with group health coverage for a period of 24 months.

If the executive’s employment is terminated by the Company for cause or he resigns without good reason, the agreement will terminate without further obligation of the Company other than the payment of any accrued but unpaid salary or benefits. In the case of death, disability or retirement, the executive, or his estate, would be entitled to payment of any accrued but unpaid salary or benefits, plus a pro rata bonus for the year in which the termination occurred.

The change in control agreements were amended in 2014 to eliminate all tax gross-ups with respect to the 20% excise tax that may be imposed under Section 4999 of the Internal Revenue Code on individuals who receive

2020 Proxy Statement	39

Additional Information Regarding Executive Compensation

compensation in connection with a change of control that exceeds certain specified limits. As amended, the change in control agreements provide that in the event the executive would be subject to a 20% excise tax under Section 4999, the payments and benefits to the executive would be reduced to the maximum amount that does not trigger the excise tax unless the executive would retain greater value (on an after-tax basis) by receiving all payments and benefits and paying all excise and income taxes.

Summary of Termination Payments and Benefits.    The following tables summarize the value of the termination payments and benefits that our named executive officers would receive if they had terminated employment on December 31, 2018 under the circumstances shown. The tables exclude (i) amounts accrued through December 31, 2019 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and earned annual bonus for 2019 and (ii) vested account balances under our 401(k) Savings Plan, which is a 401(k) plan that is generally available to all of our salaried employees.

Paul D. Donahue

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination by Company or Executive Other Than Retirement, Death or Disability ($)	Involuntary Termination Following a Change in Control ($)
Cash Severance	—	—	—	—	4,816,216	(1)
Acceleration of Equity Awards
Stock Options and SARs(2)	—	143,010	143,010	—	143,010
Restricted Stock and PRSUs(3)	—	6,557,685	6,557,685	—	6,557,685
Retirement Benefits
Pension Plan(4)	22,346	11,173	22,346	22,346	22,346	(5)
Supplemental Retirement Plan(6)	519,696	8,165,398	519,696	519,696	9,640,667	(7)
Tax-Deferred Savings Plan(8)	314,912	314,912	314,912	314,912	314,912
Other Benefits
Health & Welfare	—	—	—	—	22,680	(9)
Estimated 280G Tax “Cut-Back” to Avoid Excise Tax	—	—	—	—	(429,994	)(10)
Total	856,954	15,192,178	7,557,649	856,954	21,087,522

(1)	Severance payment payable in lump sum pursuant to the change in control agreement described above.

(2)

Reflects the excess of the fair market value of the underlying shares as of December 31, 2019 over the exercise or base price of all unvested options and SARs the vesting of which accelerates in connection with the specified event.

(3)	Reflects the fair market value as of December 31, 2019 of restricted stock and shares underlying PRSUs the vesting of which accelerates in connection with the specified event.

(4)

Pension Plan benefits shown for all termination scenarios are annual annuities assuming a 50% joint and survivor annuity option and are assumed to be payable on January 1, 2020. The surviving spouse may elect to waive the standard pre-retirement death benefit from the Pension Plan and elect to receive an alternative death benefit available with different forms of payment.

(5)

Mr. Donahue may elect to receive his pension benefit in the form of a lump sum payment in the event of termination within five years following a change in control. A lump sum option is not otherwise available under the plan. The lump sum payable to Mr. Donahue if he terminated December 31, 2019 following a change in control is $453,220.

(6)

Supplemental Retirement Plan benefits shown for all termination scenarios (except death and involuntary termination following a change in control) assume payment under the single life annuity option elected by Mr. Donahue with payment beginning January 1, 2020. The death benefit shown is payable as a lump sum to Mr. Donahue’s beneficiary in the event of his death. The lump sum death benefit is calculated as 100% of the present value of the single life annuity payable on January 1, 2020. Disability benefits under the Supplemental Retirement Plan are assumed to be equal to early retirement benefits and are payable on January 1, 2020. The Supplemental Retirement Plan annuity benefits shown in the table do not reflect estimated FICA tax gross-ups paid by the Company. The estimated FICA tax gross-up, based on 2.35% of the lump sum value of the Supplemental Retirement Plan benefit calculated on the FICA tax basis for the plan, is $184,387 upon retirement.

(7)

An immediate lump sum distribution of benefits is required in the event of termination following a change in control. The lump sum value of the benefit calculated includes an estimated FICA tax gross-up amount of $221,354. (The tax gross-up is only available to individuals who were participating in the SRP prior to the January 1, 2009 freezing of the plan.)

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Additional Information Regarding Executive Compensation

(8)	Benefits payable under the Tax Deferred Savings Plan are described and quantified in the Nonqualified Deferred Compensation table in this proxy statement.

(9)

Reflects the cost of 24 months of continued group health coverage pursuant to the change in control agreement described above. In order to comply with Internal Revenue Code section 409A, during the last 6 months of this continued coverage period, the Company will satisfy its obligation to provide group health coverage by making 6 monthly installment payments to the executive in an amount equal to the monthly cost of providing such coverage, based upon the “applicable premium” under COBRA.

(10)

The change in control agreement provides that in the event the executive would be subject to a 20% excise tax under Section 4999 of the Internal Revenue Code (imposed on individuals who receive compensation in connection with a change of control that exceeds certain specified limits), the payments and benefits will be reduced to the maximum amount that does not trigger the excise tax, unless the executive would retain greater value (on an after-tax basis) by receiving all payments and benefits and paying all excise and income taxes.

Carol B. Yancey

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination by Company or Executive Other Than Retirement, Death or Disability ($)	Involuntary Termination Following a Change in Control ($)
Cash Severance	—	—	—	—	2,526,274	(1)
Acceleration of Equity Awards
Stock Options and SARs(2)	—	62,321	62,321	—	62,321
Restricted Stock and PRSUs(3)	—	2,628,342	2,628,342	—	2,628,342
Retirement Benefits
Pension Plan(4)	24,686	305,664	24,686	24,686	24,686	(5)
Supplemental Retirement Plan(6)	191,361	3,962,465	191,361	191,361	4,858,905	(7)
Tax-Deferred Savings Plan(8)	446,228	446,228	446,228	446,228	446,228
Other Benefits
Health & Welfare	—	—	—	—	30,864	(9)
Estimated 280G Tax “Cut-Back” to Avoid Excise Tax	—	—	—	—	(94,871	)(10)
Total	662,275	7,405,020	3,352,938	662,275	10,482,749

(1)	Severance payment payable in lump sum pursuant to the change in control agreement described above.

(2)

Reflects the excess of the fair market value of the underlying shares as of December 31, 2019 over the exercise or base price of all unvested options and SARs the vesting of which accelerates in connection with the specified event.

(3)	Reflects the fair market value as of December 31, 2019 of restricted stock and shares underlying PRSUs the vesting of which accelerates in connection with the specified event.

(4)

Pension Plan benefits shown for all termination scenarios are annual annuities assuming a 50% joint and survivor annuity option and are assumed to be payable on January 1, 2020 . The surviving spouse may elect to waive the standard pre-retirement death benefit from the Pension Plan and elect instead to receive an alternative death benefit available with different forms of payment. For Ms. Yancey, the value of this alternative death benefit is larger than the standard benefit, therefore the present value of this alternative benefit has been shown above.

(5)

Ms. Yancey may elect to receive her pension benefit in the form of a lump sum payment in the event of termination within five years following a change in control. A lump sum option is not otherwise available under the plan. The lump sum payable to Ms. Yancey if she terminated December 31, 2019 following a change in control is $748,834.

(6)

Supplemental Retirement Plan benefits shown for all termination scenarios (except death and involuntary termination following a change in control) assume payment under the 100% joint and survivor annuity option elected by Ms. Yancey with payment beginning January 1, 2020. The death benefit shown is payable as a lump sum to Ms. Yancey’s beneficiary in the event of her death. The lump sum death benefit is calculated as 100% of the present value of the single life annuity payable on January 1, 2020. Disability benefits under the Supplemental Retirement Plan are assumed to be equal to her early retirement benefits and are payable on January 1, 2020. The Supplemental Retirement Plan annuity benefits shown in the table do not reflect estimated FICA tax gross-ups paid by the Company. The estimated FICA tax gross-up, based on 2.35% of the lump sum value of the Supplemental Retirement Plan benefit calculated on the FICA tax basis for the plan, is $89,271 upon retirement.

(7)

An immediate lump sum distribution of benefits is required in the event of termination following a change in control. The lump sum value of the benefit calculated includes an estimated FICA tax gross-up amount of $111,563. (The tax gross-up is only available to individuals who were participating in the SRP prior to the January 1, 2009 freezing of the plan.)

2020 Proxy Statement	41

Additional Information Regarding Executive Compensation

(8)	Benefits payable under the Tax Deferred Savings Plan are described and quantified in the Nonqualified Deferred Compensation table in this proxy statement.

(9)

Reflects the cost of 24 months of continued group health coverage pursuant to the change in control agreement described above. In order to comply with Internal Revenue Code section 409A, during the last 6 months of this continued coverage period, the Company will satisfy its obligation to provide group health coverage by making 6 monthly installment payments to the executive in an amount equal to the monthly cost of providing such coverage, based upon the “applicable premium” under COBRA.

(10)

The change in control agreement provides that in the event the executive would be subject to a 20% excise tax under Section 4999 of the Internal Revenue Code (imposed on individuals who receive compensation in connection with a change of control that exceeds certain specified limits), the payments and benefits will be reduced to the maximum amount that does not trigger the excise tax, unless the executive would retain greater value (on an after-tax basis) by receiving all payments and benefits and paying all excise and income taxes.

Scott A. Sonnemaker

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination by Company or Executive Other Than Retirement, Death or Disability ($)	Involuntary Termination Following a Change in Control ($)
Cash Severance	—	—	—	—	1,283,333	(1)
Acceleration of Equity Awards
Restricted Stock and PRSUs(2)	—	2,153,707	2,153,707	—	2,153,707
Other Benefits
Health & Welfare	—	—	—	—	30,864	(3)
Estimated 280G Tax “Cut-Back” to Avoid Excise Tax	—	—	—	—	(241,365	)(4)
Total	—	2,153,707	2,153,707	—	3,226,539

(1)	Severance payment payable in lump sum pursuant to the change in control agreement described above.

(2)	Reflects the fair market value as of December 31, 2019 of restricted stock and shares underlying PRSUs the vesting of which accelerates in connection with the specified event.

(3)

Reflects the cost of 24 months of continued group health coverage pursuant to the change in control agreement described above. In order to comply with Internal Revenue Code section 409A, during the last 6 months of this continued coverage period, the Company will satisfy its obligation to provide group health coverage by making 6 monthly installment payments to the executive in an amount equal to the monthly cost of providing such coverage, based upon the “applicable premium” under COBRA.

(4)

The change in control agreement provides that in the event the executive would be subject to a 20% excise tax under Section 4999 of the Internal Revenue Code (imposed on individuals who receive compensation in connection with a change of control that exceeds certain specified limits), the payments and benefits will be reduced to the maximum amount that does not trigger the excise tax, unless the executive would retain greater value (on an after-tax basis) by receiving all payments and benefits and paying all excise and income taxes.

42	2020 Proxy Statement

Additional Information Regarding Executive Compensation

James R. Neill

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination by Company or Executive Other Than Retirement, Death or Disability ($)	Involuntary Termination Following a Change in Control ($)
Cash Severance	—	—	—	—	1,401,355	(1)
Acceleration of Equity Awards
Stock Options and SARs(2)	—	23,787	23,787	—	23,787
Restricted Stock and PRSUs(3)	—	980,822	980,822	—	980,822
Retirement Benefits
Pension Plan(4)	8,120	4,060	8,120	8,120	8,120	(5)
Supplemental Retirement Plan(6)	84,706	1,714,084	84,706	84,706	2,038,823	(7)
Other Benefits
Health & Welfare	—	—	—	—	30,864	(8)
Total	92,826	2,722,753	1,097,435	92,826	4,483,771

(1)	Severance payment payable in lump sum pursuant to the change in control agreement described above.

(2)

Reflects the excess of the fair market value of the underlying shares as of December 31, 2019 over the exercise or base price of all unvested options and SARs the vesting of which accelerates in connection with the specified event.

(3)	Reflects the fair market value as of December 31, 2019 of restricted stock and shares underlying PRSUs the vesting of which accelerates in connection with the specified event.

(4)

Pension Plan benefits shown for all termination scenarios are annual annuities assuming a 50% joint and survivor annuity option and are assumed to be payable at age 65. The surviving spouse may elect to waive the standard pre-retirement death benefit from the Pension Plan and elect to receive an alternative death benefit available with different forms of payment.

(5)

Mr. Neill may elect to receive his pension benefit in the form of a lump sum payment in the event of termination within five years following a change in control. A lump sum option is not otherwise available under the plan. The lump sum payable to Mr. Neill if he terminated December 31, 2019 following a change in control is $129,921.

(6)

Supplemental Retirement Plan benefits shown for all termination scenarios (except death and involuntary termination following a change in control) assume payment under the 100% joint and survivor annuity option elected by Mr. Neill with payment beginning January 1, 2020. The death benefit shown is payable as a lump sum to Mr. Neill’s beneficiary in the event of his death. The lump sum death benefit is calculated as 100% of the present value of the single life annuity payable on January 1, 2020. Disability benefits under the Supplemental Retirement Plan are assumed to be equal to early retirement benefits and are payable on January 1, 2020. The Supplemental Retirement Plan annuity benefits for Post-2010 participants do not qualify for FICA tax gross-ups paid by the Company.

(7)	An immediate lump sum distribution of benefits is required in the event of termination following a change in control.

(8)

Reflects the cost of 24 months of continued group health coverage pursuant to the change in control agreement described above. In order to comply with Internal Revenue Code section 409A, during the last 6 months of this continued coverage period, the Company will satisfy its obligation to provide group health coverage by making 6 monthly installment payments to the executive in an amount equal to the monthly cost of providing such coverage, based upon the “applicable premium” under COBRA.

2020 Proxy Statement	43

Additional Information Regarding Executive Compensation

Kevin E. Herron

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination by Company or Executive Other Than Retirement, Death or Disability ($)	Involuntary Termination Following a Change in Control ($)
Cash Severance	—	—	—	—	1,434,064	(1)
Acceleration of Equity Awards
Stock Options and SARs(2)	—	26,219	26,219	—	26,219
Restricted Stock and PRSUs(3)	—	906,567	906,567	—	906,567
Retirement Benefits
Pension Plan(4)	27,293	305,664	27,293	27,293	27,293	(5)
Supplemental Retirement Plan(6)	99,171	1,890,338	99,171	99,171	2,318,113	(7)
Tax Deferred Savings Plan(8)	232,776	232,776	232,776	232,776	232,776
Other Benefits
Health & Welfare	—	—	—	—	30,864	(9)
Total	359,240	3,361,564	1,292,026	359,240	4,975,896

(1)	Severance payment payable in lump sum pursuant to the change in control agreement described above.

(2)

Reflects the excess of the fair market value of the underlying shares as of December 31, 2019 over the exercise or base price of all unvested options and SARs the vesting of which accelerates in connection with the specified event.

(3)	Reflects the fair market value as of December 31, 2019 of restricted stock and shares underlying PRSUs the vesting of which accelerates in connection with the specified event.

(4)

Pension Plan benefits shown for all termination scenarios are annual annuities assuming a 50% joint and survivor annuity option and are assumed to be payable on January 1, 2020. The surviving spouse may elect to waive the standard pre-retirement death benefit from the Pension Plan and elect to receive an alternative death benefit available with different forms of payment. For Mr. Herron, the value of this alternative death benefit is larger than the standard benefit, therefore the present value of this alternative benefit has been shown above.

(5)

Mr. Herron may elect to receive his pension benefit in the form of a lump sum payment in the event of termination within five years following a change in control. A lump sum option is not otherwise available under the plan. The lump sum payable to Mr. Herron if he terminated December 31, 2019 following a change in control is $801,027.

(6)

Supplemental Retirement Plan benefits shown for all termination scenarios (except death and involuntary termination following a change in control) assume payment under the 50% joint and survivor annuity option elected by Mr. Herron with payment beginning January 1, 2020. The death benefit shown is payable as a lump sum to Mr. Herron’s beneficiary in the event of his death. The lump sum death benefit is calculated as 100% of the present value of the single life annuity payable on January 1, 2020. The Supplemental Retirement Plan annuity benefits shown in the table do not reflect estimated FICA tax gross-ups paid by the Company. The estimated FICA tax gross-up, based on 2.35% of the lump sum value of the Supplemental Retirement Plan benefit calculated on the FICA tax basis for the plan, is $42,442 upon retirement.

(7)

An immediate lump sum distribution of benefits is required in the event of termination following a change in control. The lump sum value of the benefit calculated includes an estimated FICA tax gross-up amount of $53,225.

(8)

Benefits payable under the Tax Deferred Savings Plan are described and quantified in the Nonqualified Deferred Compensation table in this proxy statement. (9)Reflects the cost of 24 months of continued group health coverage pursuant to the change in control agreement described above. In order to comply with Internal Revenue Code section 409A, during the last 6 months of this continued coverage period, the Company will satisfy its obligation to provide group health coverage by making 6 monthly installment payments to the executive in an amount equal to the monthly cost of providing such coverage, based upon the “applicable premium” under COBRA.

(9)

Reflects the cost of 24 months of continued group health coverage pursuant to the change in control agreement described above. In order to comply with Internal Revenue Code section 409A, during the last 6 months of this continued coverage period, the Company will satisfy its obligation to provide group health coverage by making 6 monthly installment payments to the executive in an amount equal to the monthly cost of providing such coverage, based upon the “applicable premium” under COBRA.

44	2020 Proxy Statement

Additional Information Regarding Executive Compensation

Randall P. Breaux

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination by Company or Executive Other Than Retirement, Death or Disability ($)	Involuntary Termination Following a Change in Control ($)
Cash Severance	—	—	—	—	1,365,674	(1)
Acceleration of Equity Awards
Stock Options and SARs(2)	—	17,304	17,304	—	17,304
Restricted Stock and PRSUs(3)	—	989,107	989,107	—	989,107
Retirement Benefits
Supplemental Retirement Plan(4)	—	984,442	72,431	—	1,270,426	(5)
Tax Deferred Savings Plan(6)	824,148	824,148	824,148	824,148	824,148
Other Benefits
Health & Welfare	—	—	—	—	10,008	(7)
Total	824,148	2,815,001	1,902,990	824,148	4,476,667

(1)	Severance payment payable in lump sum pursuant to the change in control agreement described above.

(2)

Reflects the excess of the fair market value of the underlying shares as of December 31, 2019 over the exercise or base price of all unvested options and SARs the vesting of which accelerates in connection with the specified event.

(3)	Reflects the fair market value as of December 31, 2019 of restricted stock and shares underlying PRSUs the vesting of which accelerates in connection with the specified event.

(4)

The Supplemental Retirement Plan provides for 100% vesting upon death, disability or the occurrence of a change in control. No benefits are payable if termination occurs for other reasons prior to eligibility for early retirement (at least age 55 with at least 10 years of service or age 60 with at least 5 years of service). The death benefit shown is payable as a lump sum to Mr. Breaux’s beneficiary in the event of his death. The immediate lump sum death benefit is calculated as 100% of the present value of the single life annuity payable to Mr. Breaux deferred to age 65. Disability benefits under the Supplemental Retirement Plan are assumed to be equal to the benefit accrued under the plan as of December 31, 2019 and payable at age 65 under the 100% joint and survivor annuity option election.

(5)	An immediate lump sum distribution of benefits is required in the event of termination following a change in control.

(6)	Benefits payable under the Tax Deferred Savings Plan are described and quantified in the Nonqualified Deferred Compensation table in this proxy statement.

(7)

Reflects the cost of 24 months of continued group health coverage pursuant to the change in control agreement described above. In order to comply with Internal Revenue Code section 409A, during the last 6 months of this continued coverage period, the Company will satisfy its obligation to provide group health coverage by making 6 monthly installment payments to the executive in an amount equal to the monthly cost of providing such coverage, based upon the “applicable premium” under COBRA.

2020 Proxy Statement	45

COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE REPORT

The Compensation, Nominating and Governance Committee of the Board of Directors of Genuine Parts Company oversees the compensation programs of Genuine Parts Company on behalf of the Board. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management of the Company the Compensation Discussion and Analysis included in this proxy statement.

In reliance on the review and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and in this proxy statement, each of which has been filed with the SEC.

Members of the Compensation, Nominating and Governance Committee:

John D. Johns (Chair)

P. Russell Hardin

John R. Holder

E. Jenner Wood

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

46	2020 Proxy Statement

COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following directors served on the Compensation, Nominating and Governance Committee for all of 2019: John D. Johns, P. Russell Hardin, John R. Holder, and E. Jenner Wood. None of such persons was an officer or employee of the Company during 2019 or at any time in the past. During 2019, none of the members of the Compensation, Nominating and Governance Committee had any relationship with the Company requiring disclosure under applicable rules of the SEC. None of our executive officers served as a member of the Board of Directors or compensation committee, or similar committee, of any other company whose executive officer(s) served as a member of our Board of Directors or our Compensation, Nominating and Governance Committee.

2020 Proxy Statement	47

COMPENSATION OF DIRECTORS

2019 Director Compensation

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Elizabeth W. Camp	80,000	179,806	259,806
Gary P. Fayard	82,000	179,806	261,806
Thomas C. Gallagher	340,500	179,806	520,306
P. Russell Hardin	82,000	179,806	261,806
John R. Holder	82,000	179,806	261,806
Donna W. Hyland	82,000	179,806	261,806
John D. Johns	125,000	179,806	304,806
Robert C. Loudermilk, Jr.	82,000	179,806	261,806
Wendy B. Needham	105,000	179,806	284,806
E. Jenner Wood	94,000	179,806	273,806
(1)

Represents the aggregate grant date total fair value of stock awards determined in accordance with FASB ASC Topic 718. The awards reflected in this column consist of 1,790 RSUs granted to non-employee directors on May 1, 2019, the grant date fair value of which was $179,806 (based on the closing price of the Company’s common stock on the grant date).

The aggregate number of RSUs held by each director as of December 31, 2019 was as follows:

Director	Number of RSUs
Elizabeth W. Camp	8,274
Gary P. Fayard	10,567
Thomas C. Gallagher	14,201
P. Russell Hardin	3,908
John R. Holder	10,567
Donna W. Hyland	8,274
John D. Johns	10,567
Robert C. Loudermilk, Jr.	10,567
Wendy B. Needham	10,567
E. Jenner Wood	10,551

Compensation payable to the Company’s non-employee directors is evaluated and determined by the Compensation, Nominating, and Governance Committee and is then approved by the Company’s full Board of Directors. In 2019, non-employee directors of the Company were paid $15,000 per quarter for service as director, plus $2,000 per board and committee meeting attended, except that the Chair of the Audit Committee and the Chair of the Compensation, Nominating and Governance Committee were paid $18,750 per quarter and $2,000 per board and committee meeting attended, and the Lead Independent Director was paid $23,750 per quarter and $2,000 per board and committee meeting attended. Mr. Gallagher’s fee of $71,250 per quarter and $2,000 per board and committee meeting attended was paid for service as Chairman for a portion of 2019, for service as a director on the Company’s Board, as well as for service as a director on international subsidiary boards of the Company. All non-employee directors may elect to defer the receipt of meeting and/or director fees in accordance with the terms of the Company’s Directors’ Deferred Compensation Plan. In addition, non-employee directors may from time to time be granted restricted stock units pursuant to the provisions of the Genuine Parts Company 2015 Incentive Plan. On May 1, 2019 each non-employee director serving on such date was granted $179,806 in value of RSUs. Each RSU represents a fully vested right to receive one share of our common stock on May 1, 2024, or earlier upon a termination of service as a director by reason of death, disability or retirement, or upon a change in control of the Company.

48	2020 Proxy Statement

Compensation of Directors

Each non-employee director is required to own shares of Company common stock valued at three times his or her annual cash retainer for the prior fiscal year measured against the average stock price for the preceding three fiscal years. Directors will have five years from the date of election to the Board to attain such a level of ownership. Shares counted toward this requirement will be based on shares beneficially owned by such director (as defined by the SEC’s rules and regulations) including restricted stock units and director deferred compensation shares, but excluding any unexercised stock options or stock appreciation rights.

TRANSACTIONS WITH RELATED PERSONS

The Company recognizes that transactions between the Company and any of its directors, executives or other related persons can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders. Therefore, as a general matter and in accordance with (1) the Code of Conduct for Employees, Officers, Contract and/or Temporary Workers and Directors of Genuine Parts Company and (2) the Genuine Parts Company Code of Conduct for Senior Financial Officers, it is the Company’s preference to avoid such transactions. Nevertheless, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company. Therefore, the Company has adopted a formal policy which requires the Company’s Compensation, Nominating and Governance Committee to review and, if appropriate, to approve or ratify any such transactions. Pursuant to the policy, the Committee will review any transaction in which the Company is or will be a participant and the amount involved exceeds $120,000, and in which any of the Company’s directors, executives or other related persons had, has or will have a direct or indirect material interest. After its review, the Committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Committee determines in good faith. The policy is attached as Appendix A to the Company’s Corporate Governance Guidelines, which are available on the Company’s website at www.genpt.com. The Company has concluded that there are no material related person transactions or agreements that were entered into during the fiscal year ended December 31, 2019, and through the date of this proxy statement that would require disclosure under this policy.

2020 Proxy Statement	49

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010), we are providing our shareholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers. At the 2019 Annual Meeting of Shareholders, approximately 95% of the shares present and entitled to vote were voted in support of the Company’s compensation program. We plan to hold this vote annually, so our Board of Directors is again submitting a non-binding shareholder vote on our executive compensation as described in this proxy statement (commonly referred to as “say-on-pay”). The Company seeks your advisory vote and asks that you support the compensation of our named executive officers as disclosed in this proxy statement.

As discussed in the Compensation Discussion and Analysis, we have designed our executive compensation program to attract, retain and motivate the highest quality executive officers, directly link pay to our performance, and build value for our shareholders. Highlights of our executive compensation program, as described above in the Compensation Discussion and Analysis, are:

Pay for Performance. Our pay program is heavily performance-based, using multiple performance measures.

Competitive and Market-Based Pay Based on Performance. We evaluate the competitiveness of compensation relative to the size-adjusted 50th percentile of the market data, with actual pay dependent on Company and individual performance.

Long-Term Incentives Aligned with Shareholder Interests. A long-term incentive program that is performance-based and aligned with shareholder interests through a link to stock price.

Stock Ownership Requirements. Our stock ownership requirements for executives align the interests of the executives and shareholders.

No Employment Contracts. No employment contracts with our named executive officers or guaranteed severance except in the case of double-trigger change in control agreements.

No Excise Tax-Gross Ups. Our double-trigger change in control agreements do not provide any excise tax gross-ups.

Clawback Provisions. Our Annual Incentive and Long Term Incentive programs include clawback provisions. If at any time after an executive’s annual bonus is paid or after PRSUs are earned, it is determined that they were calculated or earned based on financial results that subsequently were restated or were otherwise based on incorrect data, the executive may be required to forfeit or repay the applicable amount to the Company.

Few perquisites.

In sum, our compensation is designed to reward executives when the Company achieves strong financial and operational results, and likewise to provide reduced pay when financial and operating results are not as strong. We believe the 2019 compensation of our named executive officers is reflective of and consistent with that intent.

This say-on-pay proposal gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

Accordingly, the Board invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under “Executive Compensation” and cast a vote to approve the Company’s executive compensation programs through the following resolution:

“Resolved, that the shareholders approve the compensation of the Company’s named executive officers, including the Company’s compensation practices and principles and their implementation, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative compensation disclosure contained in this Proxy Statement.”

50	2020 Proxy Statement

Proposal 2    Advisory Vote on Executive Compensation

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation, Nominating and Governance Committee or the Board of Directors. The shareholders’ advisory vote will not overrule any decision made by the Board or the Committee or create or imply any additional fiduciary duty by our directors. Our Board and Compensation, Nominating and Governance Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns, and the Compensation, Nominating and Governance Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL 2.

2020 Proxy Statement	51

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention, and oversight of the independent external audit firm retained to audit the Company’s financial statements. The Audit Committee has selected Ernst & Young LLP as the Company’s independent auditors for the current fiscal year ending December 31, 2020. Our Board of Directors has unanimously endorsed this selection. Ernst & Young LLP is a registered public accounting firm with the PCAOB, as required by the Sarbanes-Oxley Act of 2002 and the rules of the PCAOB. The Audit Committee has also pre-approved the engagement of Ernst & Young LLP to provide federal, state and international tax return preparation, advisory and related services to the Company during 2020.

The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent auditor, both in fact and appearance. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a rotation of the independent auditor. In addition, the Audit Committee has adopted restrictions on our hiring of an Ernst & Young LLP partner, director, manager, staff, advising member of the department of professional practice, reviewing actuary, reviewing tax professional and any other persons having responsibility for providing audit assurance on any aspect of their certification of the Company’s financial statements. In accordance with SEC rules and Ernst & Young LLP’s policies, lead engagement partners are subject to rotation requirements (at least every five years) to limit the number of consecutive years the lead partner may provide services. The Audit Committee is directly involved in the selection of Ernst & Young LLP’s lead engagement partner.

Each year, the Audit Committee evaluates the qualifications, performance and independence of the Company’s independent auditor and determines whether to re-engage the current independent auditor for the following year. In doing so, the Audit Committee considers, among other things: (i) external data relating to audit quality and performance, including recent PCAOB reports on Ernst & Young LLP and its peer firms; (ii) Ernst & Young LLP’s tenure as our independent auditor and its familiarity with our operations and businesses, accounting policies and practices and internal control over financial reporting; (iii) the quality and efficiency of the services provided by the auditors, the auditors’ capabilities and technical expertise; and (iv) Ernst & Young LLP’s independence.

Based on this evaluation, the members of the Audit Committee and the Board believe that the continued retention of Ernst & Young LLP to serve as the Company’s independent external auditor is in the best interest of the Company and its shareholders.

Although ratification by the shareholders of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by law or by the By-laws of the Company, the Audit Committee believes it is appropriate to seek shareholder ratification of this selection in light of the critical role played by the independent auditors in auditing the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting. If this selection is not ratified at the Annual Meeting, the Audit Committee may investigate the reasons for the shareholders’ rejection and would reconsider its selection of independent auditors for the fiscal year ending December 31, 2020. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Ernst & Young LLP served as the Company’s independent auditors for the fiscal year ended December 31, 2019. Representatives of that firm are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Audit and Non-Audit Fees

The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of Ernst & Young LLP.

Audit Fees.    The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s consolidated financial statements, audits of the Company’s internal control over financial reporting, and statutory audits for certain international subsidiaries during 2018 and 2019 were approximately $13.4 million and $15.6 million, respectively. The increase in fees during 2019 is primarily due to audit services related to the Company’s European operations acquired in November of 2017.

52	2020 Proxy Statement

Proposal 3    Ratification of Selection of Independent Auditors

Audit Related Fees.    The aggregate fees billed by Ernst & Young LLP in 2018 and 2019 for audit related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under the caption “Audit Fees” were approximately $3.7 million and $4.7 million respectively. These services primarily related to carve-out, due diligence and other transaction-related services.

Tax Fees.    The aggregate fees billed by Ernst & Young LLP in 2018 and 2019 for professional services rendered for tax compliance and tax advice for the Company were $5.9 million and $6.2 million, respectively. The increase primarily relates to tax compliance for the Company’s European operations as well as U.S. tax reform.

All Other Fees.    No fees were billed by Ernst & Young LLP for professional services rendered during 2018 and 2019 other than as stated above under the captions “Audit Fees,” “Audit Related Fees” and “Tax Fees.”

Audit Committee Pre-Approval Policy

Under the Audit Committee’s Charter and its Pre-Approval Policy, the Audit Committee is required to approve in advance the terms of all audit services as well as all permissible audit related and non-audit services to be provided by the independent auditors. Unless a service to be provided by the independent auditors has received approval under the Pre-Approval Policy, it will require specific pre-approval by the Audit Committee. The Pre-Approval Policy is detailed as to the particular services to be provided, and the Audit Committee is to be informed about each service provided. Non-audit services may be approved by the Chair of the Committee and reported to the full Audit Committee at its next meeting but may not be approved by the Company’s management.

The Audit Committee must approve the annual audit engagement services prior to the commencement of any audit work. The Audit Committee also must approve changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other items, if any. In the event audit related or non-audit services that are pre-approved under the Pre-Approval Policy have an estimated cost in excess of certain dollar thresholds, these services require approval by the Audit Committee or by the Chair of the Audit Committee.

In determining the approval of services by the independent auditors, the Audit Committee or its Chair evaluates each service to determine whether the performance of such service would (a) impair the auditor’s independence; (b) create a mutual or conflicting interest between the auditor and the Company; (c) place the auditor in the position of auditing its own work; (d) result in the auditor acting as management or an employee of the Company; or (e) place the auditor in a position of being an advocate for the Company.

All of the services described above under the captions “Audit Fees,” “Audit Related Fees” and “Tax Fees” were approved by the Audit Committee pursuant to legal requirements and the Audit Committee Charter and the Pre-Approval Policy.

Audit Committee Review

The Audit Committee has reviewed the services rendered by Ernst & Young LLP during 2019 and has determined that the services rendered are compatible with maintaining the independence of Ernst & Young LLP as the Company’s independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

2020 Proxy Statement	53

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of six directors who are independent of the Company and management as required by the NYSE corporate governance listing standards and by SEC rules. The Audit Committee operates under a written charter adopted by the Board of Directors.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also oversees the Company’s cyber and information security processes, procedures and controls.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent auditors the Company’s audited financial statements for the year ended December 31, 2019 and reports of management and of the independent auditors on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019 contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, including a discussion of the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management and the independent auditors the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s 2019 Annual Report to Shareholders and its Annual Report on Form 10-K for the year ended December 31, 2019.

The Audit Committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board. In addition, the Audit Committee has discussed with the independent auditors the auditor’s independence from the Company and its management, including the matters in the written disclosures and the letter provided by the independent auditors to the Audit Committee as required by applicable requirements of the Public Company Accounting Oversight Board Rule 3526 regarding the independent auditor’s communications with the Audit Committee concerning independence, and has considered the compatibility of non-audit services with the auditor’s independence.

The Committee discussed with the Company’s independent auditors the overall scope and plans for their integrated audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements for the year ended December 31, 2019 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC. The Audit Committee and the Board of Directors have also approved the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2020.

Members of the Audit Committee:

Wendy B. Needham (Chair)

Elizabeth W. Camp

Gary P. Fayard

Donna W. Hyland

Robert C. Loudermilk, Jr.

E. Jenner Wood

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

54	2020 Proxy Statement

SHAREHOLDER PROPOSAL

The Company has received notice of the intention of a shareholder to present a proposal for a vote at the Annual Meeting. The text of the shareholder proposal and supporting statement appear exactly as received by the Company. All statements contained in the shareholder proposal and supporting statement are the sole responsibility of the proponent of the shareholder proposal. The Company will provide the names, addresses and shareholdings (to the Company’s knowledge) of the proponent of the shareholder proposal upon request made to the Company’s Corporate Secretary by mail at 2999 Wildwood Parkway, Atlanta, Georgia 30339, or by calling (678) 934-5000.

PROPOSAL 4

SHAREHOLDER PROPOSAL

HUMAN CAPITAL MANAGEMENT DISCLOSURES

Whereas: Human capital management disclosures are garnering attention in Congress1 and the SEC2

The retail sector’s low-average wages, which help our Company maintain low prices on products, may increase labor-related risks. Companies can face decreases in market share and revenue from negative consumer sentiment in the event of public disagreement between companies and workers;

Underrepresentation of women and minorities in management structures may lay a foundation for allegations of discriminatory practices in promotions or wages. Litigation can eat into thin margins and cause reputational damage;

The Sustainability Accounting Standards Board (SASB) has established sector-specific standards to assist companies in disclosing financially material, decision-useful sustainability information to investors. The standards identify a minimum set of sustainability issues most likely to impact operating performance or financial condition of the typical company in an industry. Businesses use SASB standards to better identify, manage, and communicate to investors sustainability information that is comparable, consistent, and financially material, thereby enabling better investment and voting decisions;

The SASB standards are recognized as financially material by mainstream investors. The SASB Investor Advisory Group, 46 global asset owners and managers “[b]elieve SASB’s approach—which is industry-specific and materiality-focused—will help provide investors with relevant and decision-useful information.”3 Members of the SASB Investor Advisory Group and SASB Alliance, “a growing movement of organizations that believe standardized, industry-specific, and materiality-based standards help companies and investors adapt to the market’s expectations,” comprise seven of the ten largest worldwide money managers4 as well as pension funds of six states;5

SASB Labor Practices standards encompass average hourly wage and percentage of in-store employees earning minimum wage; voluntary and involuntary turnover rate for in-store employees; and total amount of monetary losses as a result of legal proceedings associated with labor law violations;

SASB Workforce Diversity and Inclusion metrics concern the percentage of each gender category for global operations; and standard EEO-1 racial and ethnic group categories for U.S. operations for management and non-managerial employees;

Yet, our Company does not disclose this financially material information. Its absence challenges investors’ ability to comprehensively evaluate our company’s management of sustainability risks and opportunities;

[1]	Dana Wilkie, “Workplace May Be New Battleground for 2019-20 Congress,” November 7, 2018. Available at https://www.shrm.org/hr-today/news/hr-news/pages/2-18-mid-term-election-workplace-legislation.aspx
[2]

Securities And Exchange Commission 17 CFR 229, 239, and 240 [Release Nos.33-10668; 34-86614; File No.S7-11-19] RIN 3235-AL78. Modernization of Regulation S-K Items 101, 103, and 105. Available at https://www.sec.gov/rules/proposed/2019/33-10668.pdf

[3]	Support from Investors. https://www.sasb.org/investor-use/supports/
[4]	Pensions & Investments “The Largest Money Managers, ” May 27, 2019. At 25. https://www.pionline.com/assets/docs/C0119854528.PDF
[5]	SASB Alliance Organizational Members. https://www.sasb.org/alliance-membership/organizational-members/

2020 Proxy Statement	55

Proposal 4    Shareholder Proposal Human Capital Management Disclosures

Therefore, be it resolved: Shareholders request that the Board of Directors issue a report to shareholders describing the company’s policies, performance, and improvement targets related to material human capital risks and opportunities by 180 days after the 2020 Annual Meeting, at reasonable expense and excluding confidential information, prepared in consideration of the metrics and guidelines set forth in the SASB Multiline and Specialty Retailers & Distributors standard’s provisions on workforce diversity and inclusion and labor practices requirements.

56	2020 Proxy Statement

BOARD OF DIRECTORS STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL REGARDING HUMAN CAPITAL MANAGEMENT DISCLOSURES

The Board recommends that shareholders vote AGAINST this shareholder proposal. The Board believes that this proposal is not in the best interests of the Company or its shareholders and opposes it for the following reasons:

As a service-focused distribution organization, we are dedicated to creating an inclusive and diverse workforce that reflects our customer base and the world around us. It is our policy to provide equal employment opportunities and equal pay for equal work to all employees in accordance with all applicable federal, state, and local executive orders, regulations and laws. We do not engage in any form of employment discrimination. This includes: discrimination on the basis of race, color, creed, gender, religion, national origin or citizenship status, disability, age, genetic information, marital status, status with regard to public assistance, sexual orientation, gender identity, familial status, veteran status, or any other protected classifications. This policy is applicable to all personnel actions and practices including, but not limited to, recruitment, selection, promotion, training, transfer, rates of pay, part-time work, and all other terms and conditions of employment.

We do not believe that adoption of this shareholder proposal would enhance our existing commitment to equal employment opportunities or diversity and inclusiveness within our workforce in any meaningful way. Insofar as the proposal seeks reporting of SASB Labor Practices data and SASB Workforce Diversity and Inclusion metrics, we do not believe this data and these metrics are a reliable measure of our global commitment to inclusiveness, diversity, and equal opportunity, and, as with all metrics and data, they can be subject to misinterpretation or abusive practices by competitors in the marketplace. Furthermore, we are committed to maintaining our employee information strictly confidential, unless disclosure is required by law or regulation. We remain fully committed to our ongoing efforts to promote an inclusive and diverse workforce and to pay all our employees fairly, and we do not believe that this proposal would advance those efforts. Requiring the Company to apply and report on across-the-board workforce metrics would oversimplify complex human capital management issues and could restrict competitive flexibility for our business going forward. We believe that the inclusion, diversity, and equal opportunity information we currently include in our Sustainability Reports and our Code of Conduct better reflect our diversity and inclusion commitment and initiatives. Our Code of Conduct and our Sustainability Reports can be found on the “Investors” page of our website, genpt.com.

The Company’s Sustainability Committee published its first Corporate Sustainability Report in 2018 and an update to that report in 2019. The Committee considered but ultimately chose not to utilize SASB, GRI (Global Reporting Initiative), or any other formal reporting framework in our report. Instead, the Committee reported on topics it deemed most important to our shareholders, investors, and business and reported on those topics accordingly. In 2020, we will continue to formalize our environmental, social and governance programs, practices, policies, and disclosures.

The Board recommends that you vote against this shareholder proposal. The Company, its management, and our Board of Directors are committed to promoting a culture and an environment that fosters inclusion, diversity and equal opportunity. This commitment is evidenced by: (1) our dedicated and talented Human Resources team, which provides focused guidance and leadership in developing an inclusive work environment in which all associates are valued, respected and supported so that they can do their best work; (2) our recently updated Code of Conduct, which is engaging, easy to read and follow, and provides significant guidance to employees in various areas related to their work environments and promotes an inclusive and diverse culture and work environment; (3) our reporting program, which includes a variety of reporting resources for employees to voice concerns or get advice with any matter relating to our Code of Conduct, which includes our ethics hotline that promotes the anonymous reporting of concerns; and (4) our continuous efforts to engage employees through employee surveys, where results are gathered and analyzed, and discussions are held with employees to address common concerns. The Company does not believe adoption of this proposal would enhance its commitment to equal opportunity, diversity, or inclusion in any meaningful way.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL.

PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “AGAINST” THIS SHAREHOLDER PROPOSAL UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.

2020 Proxy Statement	57

SOLICITATION OF PROXIES

The cost of soliciting proxies will be borne by the Company. The Company has retained Georgeson LLC to assist in the solicitation of proxies for a fee of approximately $9,000 and reimbursement of certain expenses. Officers and regular employees of the Company, receiving no additional compensation, may also assist in the solicitation. Solicitation may be by mail, telephone, Internet or personal contact.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The SEC’s rules permit us, with your permission, to send a single set of proxy statements and annual reports to any household at which two or more shareholders reside if we believe that they are members of the same family. Each shareholder will continue to receive a separate proxy card. This procedure, known as householding, reduces the volume of duplicate information you receive and helps to reduce our expenses. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple shareholders who share an address, unless we received contrary instructions from the affected shareholders prior to the mailing date. We will deliver a separate copy of the proxy statement or annual report, as requested, to any shareholder at a shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of a proxy statement or annual report, either now or in the future, or if you are currently receiving multiple copies and prefer to receive only a single copy in the future you can so request by calling us at (678) 934-5000 or by writing to us at any time at the following address: Investor Relations, Genuine Parts Company, 2999 Wildwood Parkway, Atlanta, Georgia 30339.

A majority of brokerage firms have instituted householding. If your family has multiple holdings in the Company, you may have received householding notification directly from your broker. Please contact your broker directly if you have any questions, if you require additional copies of the proxy statement or annual report, if you are currently receiving multiple copies of the proxy statement and annual report and wish to receive only a single copy or if you wish to revoke your decision to household and thereby receive multiple statements and reports. These options are available to you at any time.

58	2020 Proxy Statement

OTHER MATTERS

Management does not know of any matters to be brought before the Annual Meeting other than those referred to above. If any matters which are not specifically set forth in the form of proxy and this proxy statement properly come before the Annual Meeting, the persons designated as proxies will vote thereon as recommended by the Board of Directors or, if the Board of Directors makes no recommendation, in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2021 ANNUAL MEETING

A shareholder proposal for business to be brought before the 2021 Annual Meeting of Shareholders (other than nominations of persons to serve as directors) will be acted upon only in the following circumstances:

•

Shareholder Proposals for Inclusion in Next Year’s Proxy Statement — To be considered for inclusion in next year’s proxy statement, shareholder proposals, submitted in accordance with the SEC’s Rule 14a-8, must be received at our principal executive office no later than the close of business on November 3, 2020 and must comply with all applicable SEC rules.

•

Other Shareholder Proposals for Presentation at Next Year’s Annual Meeting of Shareholders — Any shareholder proposal that is not submitted for inclusion in next year’s proxy statement under SEC Rule 14a-8 but is instead sought to be presented directly at the 2021 Annual Meeting of Shareholders should be received at our principal executive office no later than the close of business on January 17, 2021. Proposals should contain detailed information about the proposal and the shareholder proponent. SEC rules permit management to vote proxies in its discretion on such proposals in certain cases if the shareholder does not comply with this deadline, and in certain other cases notwithstanding the shareholder’s compliance with this deadline.

All recommendations of persons for nomination to the Board of Directors of the Company must be received at our principal executive office no later than the close of business on the 90th day (December 3, 2020) and no earlier than the close of business on the 120th day (November 3, 2020) prior to the first anniversary of the date of the Company’s notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting and must contain the information specified in and otherwise comply with our By-laws. See Section 3.4 “Certain Nomination Requirements.” However, if the date of the 2021 Annual Meeting of Shareholders is held more than 30 calendar days earlier than or 70 calendar days after the anniversary of this year’s meeting, notice by the shareholder, to be timely, must be received no later than the close of business on the 90th day and no earlier than the close of business on the 120th day prior to the date of the 2021 Annual Meeting of Shareholders or, if the first public announcement of the date of the 2021 Annual Meeting of Shareholders is less than 100 days prior to the date of the 2021 Annual Meeting of Shareholders, the 10th day following the day on which public announcement of the date of the 2021 Annual Meeting of Shareholders is first made by the Company.

All recommendations of persons for nomination to the Board of Directors of the Company pursuant to the Company’s proxy access By-law provision must be received at our principal executive office no later than the close of business on the 120th day (November 3, 2020) and no earlier than the close of business on the 150th day (October 4, 2020) prior to the first anniversary of the date of the Company’s notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting and must contain the information specified in and otherwise comply with our By-laws. See Section 2.10 “Proxy Access for Director Nominations.” However, if the date of the 2021 Annual Meeting of Shareholders is held more than 30 calendar days before or after the anniversary of this year’s meeting, notice by the shareholder, to be timely, must be received no later than the close of business on the 120th day and no earlier than the close of business on the 150th day prior to the date of the 2021 Annual Meeting of Shareholders or, if the first public announcement of the date of the 2021 Annual Meeting of Shareholders is less than 130 days prior to the date of the 2021 Annual Meeting of Shareholders, the 10th day following the day on which public announcement of the date of the 2021 Annual Meeting of Shareholders is first made by the Company.

All shareholder proposals and recommendations of persons for nomination to the Board should be sent to Genuine Parts Company, 2999 Wildwood Parkway, Atlanta, Georgia 30339, Attention: Corporate Secretary.

2020 Proxy Statement	59

Your vote matters – here’s how to vote!
You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by April 27, 2020 at 1:00am EST.

Online
Go to www.investorvote.com/GPC or scan the QR code – login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/GPC

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals —	The Board of Directors recommends a vote “FOR” the twelve listed nominees, “FOR” Proposal 2, “FOR” Proposal 3, and “AGAINST” Proposal 4.	+

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold
01 - Elizabeth W. Camp	☐	☐	02 - Richard Cox, Jr.	☐	☐	03 - Paul D. Donahue	☐	☐
04 - Gary P. Fayard	☐	☐	05 - P. Russell Hardin	☐	☐	06 - John R. Holder	☐	☐
07 - Donna W. Hyland	☐	☐	08 - John D. Johns	☐	☐	09 - Jean-Jacques Lafont	☐	☐
10 - Robert C. “Robin” Loudermilk, Jr.	☐	☐	11 - Wendy B. Needham	☐	☐	12 - E. Jenner Wood III	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Advisory Vote on Executive Compensation	☐	☐	☐	3. Ratification of the Selection of Ernst & Young LLP as the Company’s Independent Auditor for the Fiscal Year Ending December 31, 2020	☐	☐	☐
	For	Against	Abstain
4. Shareholder Proposal Regarding Human Capital Management Disclosures	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

⬛	1 U P X	+

036QRC

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▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Genuine Parts Company	+

Proxy Solicited by the Board of Directors of Genuine Parts Company for the

Annual Meeting of Shareholders to be held April 27, 2020

The undersigned hereby appoints Paul D. Donahue & Carol B. Yancey, or either of them, with the individual power of substitution, proxies to vote all shares of Common Stock of Genuine Parts Company that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held in Atlanta, Georgia on April 27, 2020 and at any reconvened Meeting following any adjournment thereof. Said proxies will vote on the proposals set forth in the Notice of Annual Meeting and Proxy Statement as specified on this card, and are authorized to vote in their discretion as to any other matters that may properly come before the meeting.

Your shares will be voted in accordance with your instructions. IF A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE “FOR” PROPOSALS 1, 2 AND 3 AND “AGAINST” PROPOSAL 4.

YOUR VOTE IS IMPORTANT

Please vote, sign, date and return the proxy card promptly using the enclosed envelope.

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.	Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting.	☐

+

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals —	The Board of Directors recommends a vote “FOR” the twelve listed nominees, “FOR” Proposal 2, “FOR” Proposal 3, and “AGAINST” Proposal 4.	+

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold
01 - Elizabeth W. Camp	☐	☐	02 - Richard Cox, Jr.	☐	☐	03 - Paul D. Donahue	☐	☐
04 - Gary P. Fayard	☐	☐	05 - P. Russell Hardin	☐	☐	06 - John R. Holder	☐	☐
07 - Donna W. Hyland	☐	☐	08 - John D. Johns	☐	☐	09 - Jean-Jacques Lafont	☐	☐
10 - Robert C. “Robin” Loudermilk, Jr.	☐	☐	11 - Wendy B. Needham	☐	☐	12 - E. Jenner Wood III	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Advisory Vote on Executive Compensation	☐	☐	☐	3. Ratification of the Selection of Ernst & Young LLP as the Company’s Independent Auditor for the Fiscal Year Ending December 31, 2020	☐	☐	☐
	For	Against	Abstain
4. Shareholder Proposal Regarding Human Capital Management Disclosures	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

⬛	1 U P X	+

036QSC

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Genuine Parts Company

Proxy Solicited by the Board of Directors of Genuine Parts Company for the

Annual Meeting of Shareholders to be held April 27, 2020

The undersigned hereby appoints Paul D. Donahue & Carol B. Yancey, or either of them, with the individual power of substitution, proxies to vote all shares of Common Stock of Genuine Parts Company that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held in Atlanta, Georgia on April 27, 2020 and at any reconvened Meeting following any adjournment thereof. Said proxies will vote on the proposals set forth in the Notice of Annual Meeting and Proxy Statement as specified on this card, and are authorized to vote in their discretion as to any other matters that may properly come before the meeting.

Your shares will be voted in accordance with your instructions. IF A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE “FOR” PROPOSALS 1, 2 AND 3 AND “AGAINST” PROPOSAL 4.

YOUR VOTE IS IMPORTANT

Please vote, sign, date and return the proxy card promptly using the enclosed envelope.